UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _ )
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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as
permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
AMERIGROUP CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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April 2, 2010

Dear Stockholder:

You are cordially invited to attend AMERIGROUP Corporation’s 2010 Annual Meeting of Stockholders, which will be held on Thursday, May 13, 2010 at 10:00 a.m., Eastern Time, in the Hargroves Conference Center located at the AMERIGROUP National Support Center II, 1330 Amerigroup Way, Virginia Beach, Virginia 23464. For your convenience, we are also pleased to offer a live webcast of our Annual Meeting on the Investor Relations section of our website at www.amerigroupcorp.com. Details regarding admission to the meeting and the business to be conducted are described in the Notice of Internet Availability of Proxy Materials you received in the mail and in this proxy statement. We have also made available a copy of our 2009 Annual Report with this proxy statement. We encourage you to read our Annual Report, as it includes our 2009 audited consolidated financial statements and provides information about our business.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote in person by ballot at the Annual Meeting, over the Internet, by telephone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in this proxy statement as well as in the Notice of Internet Availability of Proxy Materials that you received in the mail.

Thank you for your interest in our Company.

Sincerely,

AMERIGROUP Corporation

James G. Carlson
Chairman, Chief Executive Officer and President

4425 Corporation Lane
Virginia Beach, VA 23462

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Thursday, May 13, 2010

The 2010 Annual Meeting of Stockholders of AMERIGROUP Corporation will be held in the Hargroves Conference Center located at the AMERIGROUP National Support Center II, 1330 Amerigroup Way, Virginia Beach, Virginia 23464, on Thursday, May 13, 2010 at 10:00 a.m., Eastern Time. Doors to the meeting will open at 9:30 a.m. The Annual Meeting will be held for the following purposes:

1. To elect three Directors to the Board of Directors, each for a three-year term ending at the annual meeting in 2013;

2. To ratify the appointment by the Board of Directors of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010; and

3. To transact such other business that may properly be brought before the meeting or any postponement(s), adjournment(s) or delay(s) thereof.

This notice has been provided to holders of record of AMERIGROUP Corporation’s common stock, par value $0.01 per share, as of the close of business on March 16, 2010. All holders of record as of the close of business on March 16, 2010 will be entitled to attend and vote at the meeting.

We also make available free of charge on or through the Investor Relations section of our website at www.amerigroupcorp.com our Annual Report on Form 10-K for the year ended December 31, 2009. Information on our website is not incorporated into this proxy statement or our other securities law filings and is not a part of these filings. Any stockholder who desires an additional copy of our Annual Report may obtain one without charge by sending a request to the Company, c/o Investor Relations, AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, VA 23462.

By Order of the Board of Directors,

Stanley F. Baldwin
Executive Vice President,
General Counsel and Secretary

Virginia Beach, Virginia
April 2, 2010

i

4425 Corporation Lane
Virginia Beach, VA 23462

PROXY STATEMENT

This proxy statement is furnished to you in connection with the solicitation by the Board of Directors of AMERIGROUP Corporation of proxies for voting at the 2010 Annual Meeting of Stockholders to be held in the Hargroves Conference Center located at the AMERIGROUP National Support Center II, 1330 Amerigroup Way, Virginia Beach, Virginia 23464, on Thursday, May 13, 2010 at 10:00 a.m., Eastern Time, or any adjournment(s), postponement(s) or delays thereof (the “Annual Meeting”). This proxy statement, which contains information about the items that you will vote on at the Annual Meeting, is first being mailed or distributed to holders of AMERIGROUP Corporation common stock, par value $0.01 per share, on or about April 2, 2010. A copy of our Annual Report for the year ended December 31, 2009 is being delivered to you with this proxy statement. References in this proxy statement to “the Company,” “we,” “us” and “our” refer to AMERIGROUP Corporation and its wholly-owned subsidiaries, unless the context requires otherwise.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND
OUR 2010 ANNUAL MEETING OF STOCKHOLDERS

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials over the Internet. On or about April 2, 2010 we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”) that tells them how to access and review the information contained in the proxy materials and how to vote their proxies over the Internet. You will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice. In addition, by following the instructions included in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Your election to receive proxy materials in printed form by mail or by email will remain in effect until you terminate it.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice will provide you with instructions regarding how to view our proxy materials on the Internet. You can view the proxy materials for the Annual Meeting on the Internet at www.proxyvote.com. Please have your 12 digit control number available. Your 12 digit control number can be found on your Notice. If you received a paper copy of your proxy materials, your 12 digit control number can be found on your proxy card or voting instruction card.

Our proxy materials are also available on the Investor Relations section of our website at www.amerigroupcorp.com.

Q:	What is included in the proxy materials?

A:	These materials include:

• Our proxy statement for the Annual Meeting; and

• Our 2009 Annual Report, which includes our 2009 audited consolidated financial statements.

If you requested printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Stockholders of record as of the close of business on March 16, 2010 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, 51,623,658 shares of common stock, $0.01 par value per share, were outstanding and entitled to vote. We have no other class of stock outstanding.

Q:	What is the quorum requirement for the Annual Meeting?

A:	A majority of the outstanding shares on the Record Date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained (discussed below), or broker non-votes (discussed below), if you:

• Are present and vote in person by ballot at the meeting; or

• Have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

Q:	What if a quorum is not present at the Annual Meeting?

A:	If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the meeting. If we propose to have the stockholders vote whether to adjourn the meeting, the proxyholders will exercise their discretion to vote all shares for which they have authority in favor of the adjournment.

Q:	What proposals will be voted on at the Annual Meeting?

A:	Stockholders will vote on two proposals at the Annual Meeting:

1. The election of three Directors to serve on our Board of Directors (Proposal 1); and

2. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 (Proposal 2).

We will also consider any other business that properly comes before the Annual Meeting.

Q:	How does the Board of Directors recommend that I vote on these proposals?

A:	The Board of Directors recommends that you vote your shares:

1. “FOR” each of the Board’s nominees for Director (Proposal 1); and

2. “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 (Proposal 2).

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

A:	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. Most of our stockholders hold their shares in street name. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Q:	If I am a stockholder of record, how do I vote?

A:	If you are a stockholder of record, you may vote in person by ballot at the Annual Meeting. We will offer you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet or by phone by following the instructions provided in the Notice, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions provided in the Notice.

Q:	If I am a beneficial owner of shares held in street name, how do I vote?

A:	If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid legal proxy from the organization that holds your shares.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet by following the instructions provided in the Notice, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions provided in the Notice.

Important Change: A New York Stock Exchange (“NYSE”) rule change that is effective for the Annual Meeting no longer permits brokers, banks and other similar organizations, to vote in the election of Directors if such organization has not received instructions from the beneficial owner. This represents a change from prior years, when brokers had discretionary voting authority in the election of Directors. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	What happens if I do not give specific voting instructions in my proxy?

A:	Stockholders of Record. If you are a stockholder of record and you:

• Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

• If you sign, date and return a proxy card without giving specific voting instructions,

then the proxyholders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under applicable rules of the NYSE, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When votes are tabulated for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present but will not be considered votes cast. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

Q:	Which Proposals are considered “non-routine” or “routine”?

A:	Proposal 1 (election of Directors) is “non-routine” and Proposal 2 (ratification of KPMG LLP) is “routine.”

Q:	What effect do abstentions and broker non-votes have on the proposals?

A:	In all matters other than the election of Directors, abstentions have the same effect as votes “AGAINST” a matter. Under applicable NYSE rules, a broker is entitled to vote shares held for a beneficial owner on the routine matter (Proposal 2). On the other hand, a broker may not vote shares held for a beneficial owner on the non-routine matter (Proposal 1), absent instructions from the beneficial owners of such shares. Thus, if you do not give your broker specific instructions, your shares will not be voted on the election of Directors.

Q:	How are votes counted?

A:	Election of Directors. In the election of Directors, votes may be cast in favor of or withheld with respect to any or all nominees. We will not count abstentions or withheld votes as either for or against a Director. Abstentions, withhold votes and broker non-votes will have no effect on the election of Directors. There are no cumulative voting rights.

Ratification of KPMG LLP. You may vote “FOR”, “AGAINST” or “ABSTAIN” from voting on this item. We will treat an abstention as a vote against this item and broker non-votes, if any, will have no effect on the outcome of the vote on this matter. There are no cumulative voting rights.

Q:	What vote is required to approve each of the proposals?

A:	Election of Directors (Proposal 1). Under our Amended and Restated By-Laws, nominees for Director will be elected to the Board by a plurality of the votes cast, and the three nominees who receive the greatest number of votes cast for the election of Directors at the Annual Meeting will be elected.

Ratification of KPMG LLP (Proposal 2). Under our Amended and Restated By-Laws, the ratification of KPMG LLP will be approved if a majority of the shares present in person or represented by proxy and entitled to vote on this matter vote “FOR” this item.

Q:	What do I need for admission to the Annual Meeting?

A:	You are entitled to attend the Annual Meeting only if you are a stockholder of record or a beneficial owner as of the Record Date or you hold a valid proxy for the Annual Meeting. If you are the stockholder of record, your name will be verified against the list of stockholders of record prior to your being admitted to the Annual Meeting. You should be prepared to present photo identification for admission. If you hold your shares in street name, you should provide proof of beneficial ownership on the Record Date, such as a brokerage account statement showing that you owned shares of Company stock as of the Record Date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership as of the Record Date, as well as your photo identification for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting. You may contact our Corporate Secretary at (757) 490-6900 for directions to the Annual Meeting.

Q:	Can I change my vote or revoke my proxy?

A:	You may change your vote or revoke your proxy at any time before your proxy is voted at the Annual Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by: (1) delivering to the Company (Attention: Corporate Secretary) at 4425 Corporation Lane, Virginia Beach, Virginia 23462 a written notice of revocation of your proxy; (2) delivering to the Company an executed proxy bearing a later date (which shall include a proxy given by telephone or over the Internet); or (3) attending the Annual Meeting and voting in person by ballot. Attendance at the meeting in and of itself will not cause your previously granted proxy to be revoked. For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares at the Annual Meeting, by attending the meeting and voting in person by ballot.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	If you grant a proxy, the persons named as proxyholders, James W. Truess, the Company’s Executive Vice President and Chief Financial Officer, and Stanley F. Baldwin, Esq., the Company’s Executive Vice President, General Counsel and Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Q:	Who will count the votes?

A:	Margaret M. Roomsburg, the Company’s Chief Accounting Officer, and Dennis R. Kinzig, the Company’s General Auditor, will tabulate the votes and act as the inspectors of election.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We expect to announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed within the applicable time period following the Annual Meeting.

Q:	Is my vote confidential?

A:	Yes, it is our policy that documents identifying your vote are confidential. The vote of any stockholder will not be disclosed to any third party before the final vote count at the Annual Meeting except:

• To meet legal requirements;

• To assert claims for or defend claims against the Company;

• To allow authorized individuals to count and certify the results of the stockholder vote;

• If a proxy solicitation in opposition to the Board of Directors takes place; or

• To respond to stockholders who have written comments on proxy cards or who have requested disclosure.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	The Company will solicit proxies and will bear the costs of our solicitation. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of our common stock. We may conduct further solicitation personally, telephonically, through the Internet, by e-mail or by facsimile through our officers, Directors and employees, none of whom will receive additional compensation for assisting with the solicitation. The Company has retained Morrow & Co., LLC. to assist in the solicitation of proxies for a fee estimated to be approximately $5,500 plus out of pocket expenses. The Company may generate other expenses in connection with the solicitation of proxies for the Annual Meeting.

Q:	Where can I get a paper copy of these materials?

A:	The Company will deliver promptly and without charge, upon written or oral request, a separate copy of the proxy statement and Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and Annual Report, now or in the future, should notify the Company by calling (757) 490-6900 or by submitting a request to the attention of the Corporate Secretary, AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, VA 23462. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and Annual Reports and wish to receive a single copy of such materials in the future should contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Q:	May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as Directors?

A:	You may submit proposals, including Director nominations, for consideration at future annual meetings of stockholders as follows:

Stockholder Proposals. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2011 Annual Meeting of Stockholders, the written proposal must be received by our Secretary, c/o AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, Virginia 23462 no later than December 3, 2010. The proposal will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. If you intend to present a proposal at our 2011 Annual Meeting of

Stockholders but you do not intend to have it included in our 2011 proxy statement, your proposal must be delivered to the Company’s Secretary no earlier than February 12, 2011 and no later than March 14, 2011. If the date of our 2011 Annual Meeting of Stockholders is called for a date that is more than 30 calendar days before or after the one-year anniversary of the date of our 2010 Annual Meeting, your proposal must be delivered by the close of business on the tenth day following the day we publicly announce the date of the 2011 Annual Meeting of Stockholders. In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by our Secretary by March 14, 2011. If such proposals are not “timely” within the meaning of Rule 14a-4(c), then proxies solicited by us for next year’s annual meeting may confer discretionary authority to us to vote on such proposals.

Nominations of Director Candidates. Stockholders may propose Director candidates for consideration by the Board’s Nominating and Corporate Governance Committee. Any such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for Board membership, information regarding any relationships between the candidate and the Company within the last three years and a written indication by the recommended candidate of his or her willingness to serve. Any such recommendation should be directed to the Secretary of the Company at the address of our principal executive offices. In addition, our Amended and Restated By-Laws permit stockholders to nominate Directors for election at an annual meeting of stockholders. If a stockholder wishes to nominate an individual for election to our Board at the 2011 Annual Meeting of Stockholders, such stockholder must deliver a written notice to the Secretary of the Company by no earlier than February 12, 2011 and no later than March 14, 2011. If the date of our 2011 Annual Meeting of Stockholders is called for a date that is more than 30 calendar days before or after the one-year anniversary of the 2010 Annual Meeting of Stockholders, the notice must be delivered by the close of business on the tenth day following the day we publicly announce the date of the 2011 Annual Meeting of Stockholders. As set forth in our Amended and Restated By-Laws, the notice must state: (a) as to each person whom the stockholder proposes to nominate for election as a Director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the person, (iv) the written consent of the person to being named as a nominee and to serve as a Director if elected and (v) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person named in the notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

By-Law Provisions. The relevant provisions of our Amended and Restated By-Laws regarding the requirements for making stockholder proposals and nominating Director candidates are available on the Investor Relations section of our website at www.amerigroupcorp.com. You may also contact the Secretary of the Company at 4425 Corporation Lane, Virginia Beach, Virginia 23462 to request a copy of the Amended and Restated By-Laws.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 13, 2010.

The proxy statement and annual report to security holders are available at www.proxyvote.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of February 26, 2010, by (i) each named executive officer listed in the Summary Compensation Table on page 41 of this proxy statement, (ii) each of our Directors, (iii) all Directors and executive officers as a group, and (iv) stockholders holding five percent or more of our outstanding common stock based on information previously provided to the Company by such beneficial owners.

Beneficial ownership is determined in accordance with the rules of the SEC, which generally attributes beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities, including shares of common stock issuable upon the exercise of vested stock options or warrants that are immediately exercisable or exercisable within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Percentage ownership calculations are based on 51,028,666 shares outstanding as of February 26, 2010.

	Number of
Name	Shares	Percent

James G. Carlson(1)(2)	825,437	1.6%
Thomas E. Capps(3)(4)	92,652	*
Jeffrey B. Child(1)(5)	114,510	*
Emerson U. Fullwood(1)(6)	14,251	*
Kay Coles James(1)(7)	52,275	*
William J. McBride(1)(8)	163,159	*
Hala Moddelmog(1)(9)	3,642	*
Uwe E. Reinhardt, Ph.D.(10)(11)	155,159	*
Richard D. Shirk(1)(12)	148,159	*
T. Rowe Price Associates, Inc.(13)	5,351,754	10.5%
FMR LLC(14)	5,224,797	10.2%
BlackRock, Inc.(15)	4,383,241	8.6%
Baron Capital Group, Inc.(16)	3,518,505	6.9%
James W. Truess(1)(17)	301,834	*
Richard C. Zoretic(1)(18)	327,656	*
Stanley F. Baldwin(1)(19)	130,288	*
Mary T. McCluskey, M.D.(1)(20)	30,820	*
All Directors and executive officers as a group (17 persons)	2,727,709	5.1%

*	Represents beneficial ownership of less than one percent.

(1)	The address for this person is c/o AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, VA 23462.

(2)	Includes options to purchase 755,123 shares of our common stock and 48,870 shares of restricted stock.

(3)	Mr. Capps’ address is c/o Dominion Resources, Inc., 100 Tredegar Street, Richmond, VA 23219.

(4)	Includes options to purchase 72,753 shares of our common stock and 5,407 shares of restricted stock.

(5)	Includes options to purchase 100,753 shares of our common stock and 4,055 shares of restricted stock.

(6)	Includes options to purchase 7,202 shares of our common stock and 4,055 shares of restricted stock.

(7)	Includes options to purchase 46,753 shares of our common stock and 4,055 shares of restricted stock.

(8)	Includes options to purchase 125,753 shares of our common stock and 2,704 shares of restricted stock.

(9)	Reflects 3,642 of restricted stock.

(10)	Dr. Reinhardt’s address is 351 Wallace Hall, Princeton University, Princeton, NJ 08554.

(11)	Includes options to purchase 142,753 shares of our common stock and 2,704 shares of restricted stock.

(12)	Includes options to purchase 126,753 shares of our common stock and 2,704 shares of restricted stock.

(13)	Represents shares of our common stock owned by T. Rowe Price Associates, Inc. (“T. Rowe”) as of December 31, 2009, as derived solely from information reported in a Schedule 13G/A under the Exchange Act, filed with the SEC on February 12, 2010. The principal business address for T. Rowe is 100 East Pratt Street, Baltimore, MD 21202. T. Rowe reported sole voting power with respect to 1,145,000 shares of common stock and sole dispositive power with respect to all 5,351,754 shares of common stock.

(14)	Represents shares of our common stock owned by FMR LLC (“FMR”) as of December 31, 2009, as derived solely from information reported in a Schedule 13G/A under the Exchange Act, filed with the SEC on February 16, 2010. The principal business address for FMR is 82 Devonshire Street, Boston, MA 02109. FMR reported sole voting power with respect to 237,830 shares of common stock and sole dispositive power with respect to all 5,224,797 shares of common stock.

(15)	Represents shares of our common stock owned by BlackRock, Inc. (“BlackRock”) as of December 31, 2009, as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on January 29, 2010. The principal address for BlackRock is 55 East 52nd Street, New York, NY 10055. BlackRock reported voting and dispositive power with respect to all 4,383,241 shares of common stock.

(16)	Represents shares of our common stock owned by Baron Capital Group, Inc. (“Baron”) as of December 31, 2009, as derived solely from information reported in a Schedule 13G/A under the Exchange Act, filed with the SEC on February 4, 2010. The principal business address for Baron is 767 Fifth Avenue, 49th Floor, New York, NY 10153. Baron reported voting and dispositive power with respect to all 3,518,505 shares of common stock.

(17)	Includes options to purchase 247,372 shares of our common stock and 45,953 shares of restricted stock.

(18)	Includes options to purchase 282,357 shares of our common stock and 42,240 shares of restricted stock.

(19)	Includes options to purchase 95,273 shares of our common stock and 18,505 shares of restricted stock.

(20)	Includes options to purchase 25,835 shares of our common stock and 4,832 shares of restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors, executive officers and persons who beneficially own more than ten percent of our outstanding common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Directors, executive officers and stockholders holding ten percent or more of our outstanding common stock are required by SEC regulation to furnish to us copies of all Section 16(a) forms they file. Based solely on a review of the copies of Section 16(a) forms furnished to us and written representations from certain reporting persons that no other filings were required for those persons, other than as set forth below, we believe that all the Section 16(a) filing requirements applicable to our Directors, executive officers and greater than ten percent stockholders were complied with for the year ended December 31, 2009. Margaret M. Roomsburg, our Chief Accounting Officer, filed a Form 4 on May 14, 2009 three days after the required filing date in connection with the sale of 1,900 shares of common stock under a 10(b)5-1 trading plan.

CORPORATE GOVERNANCE

The Company maintains a corporate governance page on the Investor Relations section of its website at www.amerigroupcorp.com that includes key information about its corporate governance practices, including the Company’s Corporate Governance Principles, the Company’s Code of Business Conduct and Ethics, charters for each of the standing committees of the Board of Directors and the charter for the position of Lead Independent Director. A printed copy of the Company’s Corporate Governance Principles, the Company’s Code of Business Conduct and Ethics, and the charters of each standing committee and the position of Lead Independent Director are available to any stockholder without charge upon written request to our Corporate Secretary at AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, Virginia 23462.

The Company’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including the following:

•	The Board of Directors has adopted corporate governance principles;

•	A majority of the members of the Board of Directors are independent of the Company and its management within the meaning of the NYSE director independence standards;

•	The Board of Directors has three standing committees, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, and each committee has a charter which clearly establishes its purpose and responsibilities;

•	All members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee are independent within the meaning of the NYSE director independence standards;

•	The independent members of the Board of Directors meet regularly without management participation in executive session chaired by our Lead Independent Director;

•	The Company has a clear Code of Business Conduct and Ethics that applies to its members of the Board of Directors as well as the Company’s officers and employees. The Code of Business Conduct and Ethics is administered by the Company’s Chief Compliance Officer and is posted on our intranet site and corporate website;

•	The Company’s Chief Compliance Officer has a direct reporting relationship to the Nominating and Corporate Governance Committee;

•	The Company has an anonymous hotline administered by a third party available to all employees by telephone or e-mail, and the Company’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters;

•	The Company has adopted an additional separate code of ethics that applies to its executive officers and finance executives;

•	The Company’s internal audit control function maintains critical oversight over the key areas of its business and financial processes and controls and the Company’s General Auditor has a direct reporting relationship to the Audit Committee; and

•	The Company has a procedure by which stockholders can communicate directly with members of the Board of Directors.

PROPOSAL #1:

ELECTION OF DIRECTORS

The Company’s Board of Directors currently has nine members all of whom, except Mr. Carlson, our Chairman, Chief Executive Officer and President, are independent within the meaning of the NYSE director independence standards.

The Company’s Amended and Restated Certificate of Incorporation provides for a Board of Directors divided into three classes, as nearly equal in number as the then total number of Directors constituting the entire Board of Directors permits, with the term of office of one class expiring each year at the Annual Meeting. Each class of Directors is elected for a term of three years, except in the case of elections to fill vacancies or newly appointed Directorships.

Three Directors will be elected at the Annual Meeting to serve until the Annual Meeting of Stockholders in 2013 or until the election and qualification of their successors, or their earlier death, resignation or removal. Unless otherwise indicated on any proxy, the shares that are represented by such proxy will be voted “FOR” each of the nominees whose biographical information appears in the section below. Each of the nominees is now serving as a Director of the Company. Each nominee has consented to being named in this proxy statement and to serve if elected. However, if at the time of the meeting any nominee is unable or unwilling to serve, the proxies will be voted for such other person as the Board of Directors may designate.

Vote Required

Directors will be elected by a plurality of the votes cast. In tabulating the vote, abstentions, withheld votes and broker non-votes will be disregarded and have no effect on the outcome of the vote.

The Board of Directors unanimously recommends that you vote “FOR” the election to the Board of Directors of each of the three nominees identified below.

Nominees For Director
(Terms to expire in 2013)

Kay Coles James	Ms. James, age 60, has been one of our Directors since 2005. She is the President of The Gloucester Institute, a non-profit organization focused on developing future leaders. From June 2001 to January 2005, Ms. James served as Director, U.S. Office of Personnel Management, where she was principal human resources advisor to President George W. Bush. She has also served as Secretary of Health and Human Services for the Commonwealth of Virginia; Senior Fellow at The Heritage Foundation; and Assistant Secretary of the U.S. Department of Health and Human Services. She currently serves on the Board of The Heritage Foundation, the National Board of The Salvation Army and the Board of Directors of The PNC Financial Services Group, Inc. Ms. James previously served on our Board of Directors from October 28, 1999 until July 26, 2001. Ms. James is a graduate of Hampton University and the author of four books.

Hala Moddelmog	Ms. Moddelmog, age 54, is the Chief Executive Officer of Catalytic Ventures, LLC, a company she founded to consult and invest in the food service industry. Ms. Moddelmog was appointed to our Board in August 2009. From 2006 to 2009, Ms. Moddelmog served as the President and Chief Executive Officer of the Susan G. Komen for the Cure Foundation. From 1995 to 2004, she was the President of Church’s Chicken, a division of AFC Enterprises. She also held executive management and marketing positions at Church’s Chicken and Arby’s Franchise Association, fast-food restaurant chains, and BellSouth, a regional telecommunications company. From 2006 until January 2008, Ms. Moddelmog served on the Board of Directors of Fiesta Brands, Inc., and from 2006 to 2007 on the Board of Directors of HyperActive Technologies. She served on the Board of Trustees for the Georgia Southern University Foundation from 2005 to 2008, and for Clark Atlanta University from 2004 to 2006. Ms. Moddelmog currently serves as a director of AMN Healthcare Services, Inc.

Uwe E. Reinhardt, Ph.D.	Dr. Reinhardt, age 72, has been one of our Directors since 2002. He is the James Madison Professor of Political Economy and Public Affairs of Princeton University, a Trustee of Duke University and of its Duke University Health System, a Trustee of the H&Q Healthcare Investors and H&Q Life Sciences Investors investment funds, and a member of the Editorial Board of the Journal of the American Medical Association, Health Affairs and several other journals. Dr. Reinhardt serves on the Board of Boston Scientific Corporation. He is a Commissioner on the Henry J. Kaiser Family Foundation’s Commission on Medicaid and the Uninsured. Until 2002, he had served for five years on the Center for Health Care Strategies, a non-profit think tank focused on improving managed-care techniques for the Medicaid and State Children’s Health Insurance Program populations.

Directors Continuing in Office (Terms to expire in 2011)

James G. Carlson	Mr. Carlson, age 57, has been one of our Directors since 2007. Mr. Carlson has been our Chief Executive Officer and President since September 1, 2007, and Chairman of the Board since May 8, 2009. Prior to that, he served as our President and Chief Operating Officer beginning in 2003. Previously, he served as an Executive Vice President of UnitedHealth Group and President of its UnitedHealthcare business unit, which served more than 10 million members in HMO and PPO plans nationwide. Mr. Carlson also serves on the Board of Directors of the National Kidney Foundation, Morningside College, America’s Health Insurance Plans and the Health Sector Advisory Council of Duke University’s Fuqua School of Business, in addition to numerous community charitable organizations. On May 8, 2008, Mr. Carlson was re-elected as a Director of the Company for a three-year term that expires in 2011.

Jeffrey B. Child	Mr. Child, age 50, has been one of our Directors since 2003. Since July 2005, Mr. Child has served as the Chief Financial Officer of a family office of an unaffiliated third party. From February 1999 through June 2003, Mr. Child served as a Managing Director, U.S. equity capital markets at Banc of America Securities LLC, where he was responsible for its public equity underwriting business in the United States. Prior to that, he served as Managing Director of Banc of America Securities’ healthcare group. Mr. Child also serves on the Board of Directors of ev3 Inc. and is a Trustee of the Menlo Park City School District Board of Education. Mr. Child was previously a Director of Fox Hollow Technologies, Inc. which ev3, Inc. acquired in 2007. On May 8, 2008, Mr. Child was re-elected as a Director of the Company for a three-year term that expires in 2011.

Richard D. Shirk	Mr. Shirk, age 64, has been one of our Directors since 2002. Mr. Shirk has been retired since 2002. Prior to that, Mr. Shirk served as Chairman and Chief Executive Officer of Cerulean Companies and as President and Chief Executive Officer of its wholly-owned subsidiary, Blue Cross and Blue Shield of Georgia. He has also held senior executive positions with CIGNA HealthCare, EQUICOR — Equitable HCA Corporation and The Equitable. Mr. Shirk also serves on the Board of Directors of the SSgA funds and a number of privately held companies. On May 8, 2008, Mr. Shirk was re-elected as a Director of the Company for a three-year term that expires in 2011.

Directors Continuing in Office (Terms to expire in 2012)

Thomas E. Capps	Mr. Capps, age 74, has been one of our Directors since 2005. In 2007, Mr. Capps retired as Chairman of the Board of Directors of Dominion Resources, Inc., a national producer and transporter of energy, a position he had held since 2005. Prior to that, Mr. Capps served as the Chairman and Chief Executive Officer of Dominion Resources, Inc. Mr. Capps received his undergraduate and law degrees from the University of North Carolina at Chapel Hill. Mr. Capps joined Dominion Resources, Inc. in 1984 after practicing law in North Carolina and Florida and holding positions in the law departments of two other electric utility companies. Mr. Capps also serves on the Board of Directors of Associated Electric and Gas Insurance Service and The Shaw Group, Inc. He also serves on the Board of Visitors of the College of William and Mary. On May 7, 2009, Mr. Capps was re-elected as a Director of the Company for a three-year term that expires in 2012.

Emerson U. Fullwood	Mr. Fullwood, age 62, has been one of our Directors since 2009. Mr. Fullwood retired from Xerox Corporation, a business process and document management company, in June 2008 after serving as Corporate Vice President, Executive Chief of Staff and Marketing Officer for Xerox North America since 2004. Prior to that, Mr. Fullwood was President of the Xerox Channels Group and held several executive and general management leadership positions with Xerox. Mr. Fullwood currently serves as a Director of the Vanguard Group and the Vanguard Funds and SPX Corporation. He also serves on the Board of Directors of the United Way of Rochester, the University of Rochester Medical Center, the Rochester Boy Scouts of America, Monroe Community College Foundation, the Urban League and Colgate Rochester Crozier Divinity School. On May 7, 2009, Mr. Fullwood was re-elected as a Director of the Company for a three-year term that expires in 2012.

William J. McBride	Mr. McBride, age 65, has been one of our Directors since 1995. Mr. McBride has been retired since 1995. Prior to that, Mr. McBride was President, Chief Operating Officer and a Director of Value Health, Inc. and President and Chief Executive Officer of CIGNA Healthplans, Inc. Mr. McBride also serves on the Board of Directors of Magellan Health Services, Inc., a specialty healthcare management organization, and a number of privately held companies. On May 7, 2009, Mr. McBride was re-elected as a Director of the Company for a three-year term that expires in 2012.

Information About our Board of Directors and its Committees

The Board of Directors met nine times in 2009. There were seven regular Board meetings and two special Board meetings. No incumbent Director attended less than 75% of the aggregate of all meetings of the Board of Directors and any committees of the Board of Directors on which the Director served during the period in which the Director served in 2009. Directors are encouraged to attend the Annual Meeting and an in-person meeting of the Board of Directors is scheduled in conjunction with the Annual Meeting.

None of the current Directors, except Mr. Carlson, our Chairman, Chief Executive Officer and President, has any other material relationship with the Company (directly or as a partner, stockholder or officer of an organization that has a material relationship with the Company) other than as a Director or stockholder of the Company. On this basis, the Board of Directors has affirmatively determined that each of the current Directors, except for Mr. Carlson, is independent within the meaning of the NYSE’s director independence standards.

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member or all members of the Board of Directors, the Lead Independent Director, the Non-Management Directors (defined below) as a group or the members of any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, the Lead Independent Director, any individual Director or any group of Directors or Board committee or chair of such committee, correspondence should be addressed to the Board of Directors or any such individual Director or group of Directors or Board committee or chair of such committee by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, VA 23462. All communications received will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our Directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of Directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each Director who is a member of the group or committee to which the envelope or e-mail is addressed. Members of the Board of Directors may be contacted electronically by sending an e-mail to corpbod@amerigroupcorp.com. The e-mail should indicate whether it is directed to the Board of Directors as a whole, the Lead Independent Director, the Non-Management Directors as a group or to a specific Director or committee chair.

The Directors who are not employees or officers of the Company (the “Non-Management Directors”) meet periodically in executive sessions without the participation of management. Executive sessions are currently scheduled to be held either on the day prior to or the day of each of the four regularly scheduled in-person meetings of the Board of Directors. Richard D. Shirk currently serves as our Lead Independent Director and he presides at all executive sessions. The Lead Independent Director also performs other duties as described below under “Board Leadership Structure” on page 19.

Identifying and Evaluating Nominees for Director

The Nominating and Corporate Governance Committee will consider Director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether a candidate is recommended by a stockholder, although, the Board of Directors may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. The process to recommend a Director candidate and the information required to be submitted by a stockholder in connection with such recommendation is set forth in the Question and Answer section of this proxy on page 5 under the question “May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as Directors?”

The Board of Directors is responsible for selecting the nominees for election to the Board of Directors. It is the responsibility of the Nominating and Corporate Governance Committee to develop selection criteria for Board of Directors membership and to review and consider prospective Board of Directors candidates, as more fully discussed below.

When the Board of Directors determines that an additional Director should be added to the Board or a vacancy needs to be filled, the Nominating and Corporate Governance Committee, working closely with the full Board of Directors and management, develops criteria for open Board positions, taking into account such factors as it deems appropriate, which may include: the current composition of the Board; the range of talents, experiences and skills that would best complement those already represented on the Board; the balance of management and independent Directors; and the need for financial or other specialized expertise. Diversity is among the many factors that the Board and Nominating and Corporate Governance Committee consider in evaluating prospective nominees. Diversity, as considered by the Board and the Nominating and Corporate Governance Committee, can encompass many attributes, from business experience to substantive experience to life experiences to age, gender and race. Applying these criteria, the Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. The Nominating and Corporate Governance Committee may from time-to-time retain third-party executive search firms that specialize in identifying potential Directors.

Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the Nominating and Corporate Governance Committee collects and reviews available information regarding the person to assess whether the person should be considered further. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the Chairperson or another member of the Nominating and Corporate Governance Committee, or a retained third-party search firm, contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Corporate Governance Committee requests information from the candidate, reviews the candidate’s accomplishments and qualifications, including in light of any other candidates that the Nominating and Corporate Governance Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, the Nominating and Corporate Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. After completing this evaluation, the Nominating and Corporate Governance Committee makes a recommendation to the Board of Directors as to the persons who should be elected to the Board, and the Board makes its decision after considering the recommendation and report of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a Director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating and Corporate Governance Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company.

Ms. Moddelmog, who was appointed as a Director subsequent to the 2009 Annual Meeting of Stockholders, was recommended to the Board by a third-party executive search firm engaged by the Board to identify potential Directors. Members of the Board, including members of the Nominating and Corporate Governance Committee, met with Ms. Moddelmog on several occasions. The Board also requested and reviewed detailed information regarding Ms. Moddelmog’s experiences and qualifications. Following this process, the Nominating and Corporate Governance Committee recommended and the Board appointed Ms. Moddelmog as a Director.

We believe that all of our Directors have high standards of integrity, commitment and independence of thought and judgment and possess an impeccable record and reputation for honest and ethical conduct. We also consider our Directors to have a diverse set of business and personal experiences, backgrounds and expertise, and to be diverse in terms of age, gender and race. When analyzing whether our Directors and nominees for election at the Annual Meeting have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating and Corporate Governance Committee and the Board of Directors focused on the information as summarized in each of the Directors’ individual biographies set forth on pages 10 through 13. The Nominating and Corporate Governance Committee and the Board of Directors also found the following attributes of our Directors to be particularly meaningful in considering their nomination to, and continued service on, our Board of Directors:

Thomas E. Capps — As described in his biography on page 12, Mr. Capps had a long tenure as the Chief Executive Officer of Dominion Resources, Inc. As a result, he is able to provide our Board with valuable business, leadership and management insights related to strategic direction and operational excellence for a complex business. Mr. Capps’ experience leading Dominion through the growth of its business by, among other things, market expansion and acquisitions, provides background and insights as we implement our growth strategies. Further, as a result of his service as Chairman and Chief Executive Officer of a publicly traded company, he is able to provide unique insight to our Chairman and Chief Executive Officer on critical strategic issues. Mr. Capps has served on our Board of Directors for nearly six years, and has developed in-depth knowledge of the managed care industry generally and our Company in particular.

James G. Carlson — As described in his biography on page 11 and under “Board Leadership Structure” below, Mr. Carlson has over 30 years of experience in healthcare. He has held positions of increasing responsibility with large, complex managed care organizations. He served as our Chief Operating Officer from 2005 to 2007 and as our Chief Executive Officer from 2007 to the present. Through these experiences, he has developed in-depth knowledge of the managed care industry generally and our Company in particular. He is able to provide the Board with valuable business, leadership and management experience and insights into the Company and its industry.

Jeffrey B. Child — As described in his biography on page 12, Mr. Child previously served as a senior investment banker for Banc of America Securities LLC, where a significant portion of his focus was on healthcare companies and transactions. As a result, Mr. Child is able to provide our Board with critical insights on corporate finance and strategic transactions. In addition, Mr. Child’s knowledge of healthcare developed through his healthcare investment banking experience, seven years of service on our Board and his service on the board of directors of a publicly traded medical device company provides Mr. Child with additional expertise with respect to the healthcare industry. Additionally, Mr. Child brings substantial financial expertise to the Board, providing an understanding of financial statements, corporate finance and capital markets.

Emerson U. Fullwood — As described in his biography on page 13, Mr. Fullwood has extensive executive management experience in positions of increasing responsibility with Xerox Corporation. Mr. Fullwood has substantial experience of profit and loss management responsibility for significant lines of business for Xerox Corporation. These experiences provide him with valuable insights as a Director of the Company, particularly with respect to operations and finance matters. Additionally, Mr. Fullwood serves on the board of directors of another publicly traded company so he is able to provide our Board with additional input on developing best practices for public companies in areas such as risk oversight and corporate governance matters. Finally, because Mr. Fullwood’s business experience is not in the healthcare industry and because he was recently elected to our Board, he is able to bring a fresh perspective with respect to strategic and operational issues.

Kay Coles James — As described in her biography on page 10, Ms. James is well-versed in healthcare policy as a result of her service as the Director of the U.S. Office of Personnel Management, which, among other responsibilities, designs and administers the health insurance program for Federal employees and retirees and manages policies and programs for the recruitment, training, promotion and compensation of the Federal workforce. Ms. James was appointed by the U.S. Secretary of Health and Human Services to the Medicaid Advisory Commission and previously served as the Assistant Secretary of the U.S. Department of Health and Human Services as well as the Secretary of Health and Human Services for the Commonwealth of Virginia. As a result, Ms. James brings to the Board substantial insights on Federal and state government healthcare policy. Ms. James also serves on the board of directors of a large publicly traded financial institution so she is able to provide additional input on developing best practices for public companies in areas such as risk oversight. Finally, Ms. James has served on our Board of Directors for over nine years in total, and has developed in-depth knowledge of the managed care industry generally and our Company in particular.

Hala Moddelmog — As described in her biography on page 11, Ms. Moddelmog has extensive executive management and marketing experience in positions of increasing responsibility with large, complex businesses. These experiences provide her with valuable insights as a Director of the Company, particularly with respect to operations and marketing matters. Ms. Moddelmog currently serves as a director of a publicly traded healthcare staffing company and recently served as President and Chief Executive Officer of a large not-for-profit breast cancer advocacy and awareness company. As a result, Ms. Moddelmog is able to bring to the Board experience and knowledge of healthcare from alternate perspectives.

William J. McBride — As described in his biography on page 13, Mr. McBride has significant experience as an executive and director of large managed care organizations. As a result, he is able to provide our Board with valuable business, leadership and management experience and insights into nearly all aspects of our business and industry. Mr. McBride also previously served as Vice President and Controller of INA Corporation’s Life and Healthcare Group and Vice President of Finance for CIGNA’s Affiliated Business Group. As a result, Mr. McBride also brings to the Board substantial financial expertise, providing an understanding of financial statements and accounting issues. This experience qualifies Mr. McBride to serve on our Audit Committee, where he also meets the requirements of an “audit committee financial expert” as described on page 18. Finally, Mr. McBride has served on our Board of Directors for over fourteen years, making him our longest-serving Director, which provides him with a deep institutional knowledge of our Company.

Uwe E. Reinhardt, Ph.D. — Dr. Reinhardt is recognized as one of the nation’s leading authorities on healthcare economics and is a frequent lecturer and writer on the subject. In addition to his experience described in his biography on page 11, Dr. Reinhardt has served on a number of government commissions and advisory boards, among them the congressional Physician Payment Review Commission, the National Council on Health Care Technology of the U.S. Department of Health and Human Services, the Special National Advisory Board of the U.S. Department of Veterans Affairs, the National Advisory Board of the Agency for Healthcare Research and Quality, the Kaiser Commission on Medicaid and the Uninsured and the World Bank External Advisory Panel for Health, Nutrition and Population. He is the President of the International Health Economics Association, is on the board of the National Institute of Health Care Management, and is Chairman of the Coordinating Committee of the Commonwealth Fund’s International Program in Health Policy. Dr. Reinhardt also serves or has served as a member of numerous editorial boards, including the Journal of Health Economics, the Milbank Memorial Quarterly, Health Affairs, the New England Journal of Medicine, and the Journal of the American Medical Association. Dr. Reinhardt’s experience allows him to provide the Board with a deep understanding of the financing and economics of our Federal and state healthcare systems, as well as substantial insight on healthcare policy. Finally, Dr. Reinhardt has served on our Board of Directors for over eight years, and has developed in-depth knowledge of the managed care industry generally and our Company in particular.

Richard D. Shirk — As described in his biography on page 12, Mr. Shirk has significant experience as an executive and director of large managed care organizations. As a result, he is able to provide our Board with valuable business, leadership and management experience and insights into all aspects of our business and industry. Mr. Shirk provides the Board with substantial insight on the managed care industry and strategic issues affecting the Company’s business. As a former Chief Executive Officer of a managed care organization, Mr. Shirk is also able to provide our Board and senior management team with significant expertise on the operations of a business in our industry. Finally, Mr. Shirk has served on our Board of Directors for nearly eight years, and has developed in-depth knowledge of our Company.

Committees of the Board

The Board of Directors has three standing committees: the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee. Each committee is governed by a charter, a current copy of which is available on the Investor Relations section of our website at www.amerigroupcorp.com. A copy of each charter is also available in print without charge to stockholders upon request, addressed to the Corporate Secretary at AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, VA 23462.

The Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Kay Coles James, Uwe E. Reinhardt, Ph.D., Jeffrey B. Child and Hala Moddelmog, with Ms. James serving as the Chairperson, each of whom, the Board has determined in its business judgment, is an independent Director within the meaning of the NYSE director independence standards. The Nominating and Corporate Governance Committee met seven times during 2009.

The functions of the Nominating and Corporate Governance Committee include the following:

•	identifying and recommending to the Board of Directors individuals qualified to serve as Directors of the Company;

•	recommending to the Board of Directors the Directors to serve on committees of the Board of Directors;

•	advising the Board of Directors with respect to matters of Board of Directors composition, procedures and committees;

•	developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally;

•	developing and recommending to the Board of Directors a Code of Business Conduct and Ethics and overseeing such matters generally;

•	overseeing the Company’s compliance program; and

•	overseeing the annual evaluation of the Board of Directors.

As discussed above under “Identifying and Evaluating Nominees for Director”, the Nominating and Corporate Governance Committee has a significant role in identifying, recruiting, vetting and recommending Director nominees.

The Audit Committee

The members of the Audit Committee are William J. McBride, Jeffrey B. Child, Emerson U. Fullwood and Richard D. Shirk, with Mr. McBride serving as the Chairperson, each of whom, the Board of Directors has determined in its business judgment, is an independent Director within the meaning of the NYSE director independence standards. The Board of Directors believes, in its business judgment, that each member of the Audit

Committee satisfies the financial literacy requirements of the NYSE listing standards. Based on his business experience previously described on page 16 of this proxy statement, as well as his prior experience as a certified public accountant and a chief financial officer, the Board of Directors has determined that Mr. McBride is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Securities Act of 1933. The Audit Committee met twelve times in 2009.

Management is responsible for the preparation of the Company’s consolidated financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. KPMG LLP, as the independent registered public accounting firm for the Company, is responsible for performing an independent audit of our consolidated financial statements and of the Company’s internal control over financial reporting and issuing reports thereon, in accordance with standards established by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee is responsible for reviewing the financial information which will be provided to stockholders and others, the systems of internal controls, which management and the Board of Directors have established, the performance and selection of an independent registered public accounting firm, and the Company’s audit and financial reporting processes.

The Audit Committee approves the scope of audits and other services to be performed by the Company’s independent registered public accounting firm and internal auditors; considers whether the performance of any professional service by the independent registered public accounting firm, other than services provided in connection with the audit function, could impair the independence of the outside independent registered public accounting firm; reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls; reviews the Company’s financial performance quarterly prior to the release of earnings; reviews management’s discussion and analysis in the interim unaudited consolidated financial statements each quarter before the Company files its quarterly report on Form 10-Q with the SEC, and reviews management’s discussion and analysis in the annual audited consolidated financial statements before the Company files its Annual Report on Form 10-K with the SEC.

It is the Company’s policy that all fees paid to the independent registered public accounting firm that performs the independent audit of the Company’s financial statements be pre-approved by the Audit Committee. All requests for fee pre-approval must first be presented to the Company’s General Auditor along with information about the nature of the proposed engagement including the amount of the fee and its timing. If the General Auditor deems the engagement appropriate, he will arrange to have the engagement presented to the Audit Committee for pre-approval. All engagements must be pre-approved by the Audit Committee prior to entering into an agreement for or commencing services.

The Audit Committee Report

The Audit Committee has reviewed Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2009.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, KPMG LLP, the matters required to be discussed under the PCAOB standards, SEC rules and by the American Institute of Certified Public Accountants Statement of Auditing Standards No. 61, as amended.

Communication with the Audit Committee

The Audit Committee received and reviewed the written disclosures from KPMG LLP as applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP their independence. The Audit Committee considered whether the provision of non-audit services was compatible with KPMG LLP’s independence in performing audit services.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC on February 22, 2010.

Members of the Audit Committee:

William J. McBride (Chairperson)
Jeffrey B. Child
Emerson U. Fullwood
Richard D. Shirk

The Compensation Committee

The members of the Compensation Committee are Richard D. Shirk, William J. McBride, Thomas E. Capps and Kay Coles James, with Mr. Shirk serving as the Chairperson, each of whom, the Board of Directors has determined in its business judgment, is an independent Director within the meaning of the NYSE director independence standards. The Compensation Committee met six times in 2009.

The Compensation Committee, among other things, sets the overall compensation philosophy of the Company, considers management proposals relating to compensation, reviews and makes recommendations to the Board of Directors with respect to compensation and benefit issues, administers the terms of performance-based compensation programs with respect to the executive officers of the Company and reviews and recommends Director compensation to the Board of Directors for approval.

Compensation Committee Interlocks and Insider Participation

During 2009, our Compensation Committee consisted of Messrs. Shirk (Chairperson), McBride, Capps and Ms. James, none of whom was at any time during fiscal 2009 or at any other time, an officer or employee of the Company. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or our Compensation Committee.

The Compensation Committee Report

Management of the Company has prepared the Compensation Discussion and Analysis (“CD&A”) included in this proxy statement, and the Compensation Committee of the Board of Directors has reviewed and discussed it with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the proxy statement for the Company’s 2010 Annual Meeting of Stockholders and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which was filed with the SEC on February 22, 2010.

Members of the Compensation Committee:

Richard D. Shirk (Chairperson)
Thomas E. Capps
Kay Coles James
William J. McBride

Board Leadership Structure

One of the Board’s key responsibilities is to evaluate and determine its appropriate leadership structure in order to provide independent oversight of management and to discharge its responsibility to oversee the business and affairs of the Company. The Board believes that the appropriate Board leadership structure varies from company to company as circumstances warrant. Our Board evaluates and considers changes to its leadership structure on at least an annual basis.

The Nominating and Corporate Governance Committee also evaluates the leadership structure of our Board on at least an annual basis and stays informed with respect to the corporate governance dialogue regarding an independent Chairman versus a combined Chairman/Chief Executive Officer leadership model. In response to this dialogue, in 2008, the Nominating and Corporate Governance Committee made recommendations, which were adopted by the Board, to amend the Company’s Amended and Restated By-laws and the Company’s Corporate Governance Principles, and to adopt a Lead Independent Director Charter, to remove the presumption that the role of Chairman would be held by the Chief Executive Officer.

Since the Company’s incorporation, the Company’s Chief Executive Officer has also served as the Chairman of the Board. Based on the Board’s most recent review of its leadership structure, the Board continues to believe that this leadership structure is optimal for the Company because it results in the most effective leadership to help the Board discharge its oversight duties. The Board believes that the Chief Executive Officer, as the individual with primary responsibility for managing the Company’s day-to-day operations, is also best positioned to provide Board leadership that is aligned with our stockholders’ interests as well as the Company’s needs. The Chief Executive Officer is well situated to identify the key risks facing our organization and ensure that these risks are brought to the attention of the Board (see discussion below under “The Board’s Role in Risk Oversight”). The Board also believes that having one leader serving as both the Chairman and Chief Executive Officer provides decisive leadership while reducing the likelihood of confusion about leadership roles and duplication of efforts, and allows the Company to speak with one voice.

After reviewing the qualifications of all of our Directors, the Board believes that James G. Carlson is the Board member best suited to lead the Board in its oversight responsibilities. Mr. Carlson has served as the Company’s Chairman and Chief Executive Officer since May 2008. In making this determination, the Board considered Mr. Carlson’s over 30 years of experience in healthcare, including service with managed care organizations that require similar breadth, expertise and knowledge as required by the Company. The Board also considered Mr. Carlson’s service as Chief Operating Officer and President of the Company from 2005 until his promotion to Chief Executive Officer. His knowledge, expertise and leadership regarding the issues and risks affecting our business are important to the Board in overseeing the business and affairs of the Company.

In considering its current leadership structure of a combined Chairman/Chief Executive Officer, the Board has taken into account a number of structural safeguards that serve to preserve the Board’s independent oversight of management. First, the Board is comprised entirely of independent Directors (other than Mr. Carlson) who are highly qualified and experienced, and who exercise a strong, independent oversight function. This oversight function is enhanced by the fact that each of the Board’s three standing committees are comprised entirely of, and chaired by, independent Directors. Second, as specified in our Corporate Governance Principles, the Board has designated one of its independent members as Lead Independent Director and equipped him with significant authority and responsibilities (described below). Third, a number of Board and committee processes and procedures, including regular executive sessions of Non-Management Directors and annual evaluations of our Chief Executive Officer’s performance against pre-determined goals, provide independent oversight of our Chief Executive Officer’s performance. The Board believes that these safeguards provide the appropriate balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis, as well as preserve the Board’s independent oversight of management.

The position of Lead Independent Director has significant authority and responsibilities. The authority and responsibilities of the Lead Independent Director are detailed in a Board-approved Charter under which the Lead Independent Director has the following specific responsibilities, among others:

•	if the Chairman is unable to attend a Board meeting, to act as Chairman of such Board meeting;

•	serve as principal liaison between the independent Directors and the Chairman;

•	approve the quality, quantity and timeliness of the information sent to the Board as well as approving Board meeting agenda items;

•	approve Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	have the authority to call meetings of the independent Directors and to set the agendas for and chair the meetings of the independent Directors;

•	if requested by stockholders, ensure that he or she is available, when appropriate, for consultation and direct communication;

•	perform such other duties as the Board shall from time-to-time delegate; and

•	preside at executive sessions of the Non-Management Directors.

The Charter of the Lead Independent Director can be found on the Investor Relations section of our website at www.amerigroupcorp.com.

The Board’s Role in Risk Oversight

The Board executes its oversight responsibility for risk management directly and primarily through its three standing Committees, as follows:

•	In connection with every regularly scheduled quarterly Board meeting, the Board receives a detailed report of the most significant risks affecting the Company from members of the Company’s executive management team, including the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel. The Board and management discuss these risks, which may be operational, financial, macroeconomic, legal, compliance-related, regulatory, political or others, in detail. Further, the Board is routinely informed of developments affecting the Company that could affect our risk profile or other aspects of our business.

•	The Audit Committee has responsibility for overseeing the Company’s processes for risk assessment and risk management. The Company’s General Auditor, who reports independently to the Audit Committee, facilitates the risk management program. The Audit Committee’s meeting agendas include discussions of individual risk areas throughout the year, as well as an annual summary of the risk management process. In addition, the Audit Committee has oversight of the Company’s Investment Policy and receives a quarterly report of the Company’s portfolio holdings which details, among other things, the portfolio’s investment return and credit and liquidity risks.

•	The Compensation Committee oversees risks associated with our compensation policies and practices. Most notably, the Compensation Committee considers and attempts to mitigate excessive risk taking through the structure of our compensation programs.

•	The Nominating and Corporate Governance Committee has primary responsibility for overseeing the Company’s compliance program. The Company’s Chief Compliance Officer, who reports independently to the Nominating and Corporate Governance Committee, facilitates the compliance program. In connection with every regularly scheduled Nominating and Corporate Governance Committee meeting, the Committee receives a detailed report from the Chief Compliance Officer regarding the Company’s compliance program activities for the prior quarter. These reports generally include details with respect to any reported compliance incidents, the Company’s Corporate Integrity Agreement (discussed below), the development of the Company’s compliance policies, the results of compliance audits, the performance of the Company’s health plans against their respective contractual obligations and HIPAA compliance activities. The Nominating and Corporate Governance Committee also receives a briefing on any compliance-related reports that have been received through the Company’s anonymous reporting avenues. Further, the Committee also receives a report from the Company’s Beneficiary Rights Ombudsman who is the person designated to be the point of contact for potential members with respect to enrollment, marketing or other compliance issues. The Company is bound by a Corporate Integrity Agreement with the Office of the Inspector General of the Department of Health and Human Services (“OIG”) dated August 13, 2008, which requires the Company and the Committee to keep in place certain compliance-related programs and file certain compliance related reports with the OIG. Information regarding the Corporate Integrity Agreement, including a copy thereof, can be found in the Current Report on Form 8-K filed by the Company with the SEC on August 14, 2008.

Further, the Nominating and Corporate Governance Committee’s meeting agendas include discussions of individual compliance risk areas throughout the year.

•	The Board of Directors is kept abreast of its standing committees’ risk oversight and other activities via reports of the committee chairpersons to the full Board. These reports are presented at every regular quarterly Board meeting and include discussions of committee agenda topics, including matters involving risk oversight.

•	Our Chairman and Chief Executive Officer keeps the Board informed of specific risk topics affecting our business to the extent needed between regularly scheduled Board meetings through special meetings, ad hoc conference calls and postings to a secure Board-only web portal.

Certain Relationships and Related Transactions

Review and Approval of Related Person Transactions

We review all relationships and transactions in which the Company and our Directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the Directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such Director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Indemnification Agreements

The Company has entered into an indemnification agreement with each of its Directors and executive officers. The indemnification agreement provides that the Director or executive officer will be indemnified to the fullest extent permitted by law for claims arising in such person’s capacity as a Director or executive officer. The agreement further provides that in the event of a change of control of the Company, the Company would seek legal advice from an approved special independent counsel selected by the Director or executive officer, who has not performed services for either party for five years, to determine the extent to which the Director or executive officer would be entitled to an indemnity under applicable law. Also, in the event of a change of control or a potential change of control, the Company would, at the Director’s or executive officer’s request, establish a trust in an amount equal to all reasonable expenses anticipated in connection with investigating, preparing for and defending any claim. The Company believes that these agreements are necessary to attract and retain skilled management and Directors with experience relevant to our industry.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In 2009, our executive officers listed in the Summary Compensation Table on page 41 of this proxy statement (the “NEOs”) performed well against their business and operational goals despite a challenging macroeconomic environment. As described more fully below in the Section III of this CD&A, in 2009 we made significant progress against our operational goals related to ensuring delivery of quality healthcare to our members and completing strategic external relations initiatives. However, despite recording solid net income and earnings per share, we did not meet all of our financial goals for 2009. The failure to meet all of our financial goals was primarily the result of elevated medical expenses caused by higher than expected outpatient costs, unanticipated costs associated with the H1N1 pandemic and lower than expected premium rate increases due to state budget deficits. Consistent with our pay-for-performance executive compensation philosophy described more fully in this CD&A, the failure to achieve all of our financial goals had a direct impact on the incentive compensation awards to our NEOs. The failure to meet all of our financial goals resulted in annual cash bonus awards for our NEOs at 50% of their respective target award. Additional information on the target and actual compensation awards to our NEOs is discussed below in Sections II and III of this CD&A. Additional information about our financial results for 2009 can be found in the Company’s 2009 Annual Report on Form 10-K under the section titled Management’s Discussion and Analysis of Financial Condition and Results of Operations filed with the SEC on February 22, 2010.

In 2009 and in the first quarter of 2010, our Company and the Compensation Committee took the following actions with respect to our executive compensation program:

•	In light of the recession and budget uncertainty of the states with which the Company does business, the Compensation Committee accepted management’s recommendation in February 2009 to freeze 2009 salaries and incentive compensation targets.

•	At the beginning of 2009, we adopted a new performance assessment process and talent development program that we believe is a better method of evaluating the performance of our senior leaders and future leaders and helps the Company identify and develop key talent to ensure a strong succession plan.

•	In May 2009, our stockholders approved the adoption of our 2009 Equity Incentive Plan which we will use to make equity awards to key employees and Directors to align their interests with our stockholders. Awards under the 2009 Equity Incentive Plan contain a “clawback” provision that allows the Company to cancel outstanding awards and to recover amounts realized from awards in certain circumstances, as more fully described in Section IV of this CD&A.

•	In 2010, we modified the mix of “outperform” equity grants (described in Section II of this CD&A) such that any future outperform awards will be comprised of 100% restricted stock. We believe that restricted stock is the most appropriate way to deliver the value earned by the outperformance being recognized by the award.

•	In 2010, we eliminated the use of premium stock option grants (options granted with an exercise price that is 10% greater than the fair market value of our common stock on the date of grant) because we believe that our outperform equity award structure provides more appropriate performance incentives and better alignment with the creation of stockholder value than premium option grants. Our equity award mix is discussed in Section II of this CD&A.

•	In March 2010, we amended our Executive Stock Ownership Guidelines in order to create a specific holding requirement with respect to a retention-focused restricted stock award to certain key employees, including certain of our NEOs, as discussed in Sections III and IV of this CD&A.

This CD&A, which reviews the compensation policies and decisions of our Compensation Committee with respect to our NEOs, has been organized into four sections:

Section I — Our Executive Compensation Program Objectives and Program Administration

This section discusses our executive compensation program objectives and core principles and the roles and responsibilities of the Compensation Committee, our Non-Management Directors, certain executive officers and retained compensation consultants in the administration of our executive compensation programs.

Section II — Our Industry Peer Group, Setting Target Compensation and the Components of Total Compensation

This section discusses our method of setting target compensation, including our use of industry peer company information for benchmarking, and the components of our compensation program, including salary, annual cash bonuses (referred to as “MJO Bonuses”), long-term cash incentive awards (referred to as “LTIP Awards”) and equity awards.

Section III — 2009 Performance Goals, 2009 Performance Evaluation and Compensation Awards in 2009

This section discusses the performance goals applicable to our Company and NEOs for 2009, the Company’s and the NEOs’ actual performance against those goals and the Compensation Committee’s decisions regarding awards to our NEOs in 2009.

Section IV — Additional Information Regarding Our Compensation Programs

This section discusses other information regarding our executive compensation program, including our equity granting practices, equity ownership guidelines, clawback provisions in our 2009 Equity Incentive Plan, employee benefits, perquisites, our change in control benefit policy, our severance policy and employment and compensation agreements with certain NEOs.

Section I — Our Executive Compensation Program Objectives and Program Administration

Executive Compensation Program Objectives

Our executive compensation program seeks to provide incentives for executives to enhance Company performance, to create stockholder value and attract and retain superior executive talent. Our program is based upon the following core principles:

•	Pay-for-Performance: We emphasize pay-for-performance and believe that actual compensation should be closely aligned with Company and individual performance. We measure Company performance against financial and non-financial performance goals, as determined by the Compensation Committee for the performance year, as well as against the performance of our Industry Peer Group (described below) and the S&P Healthcare Index. We measure an individual’s performance against major job objectives (“MJOs”) applicable to that individual’s position and responsibilities. MJOs are generally related to the attainment of specific financial, operational or business initiatives and goals, such as earnings per share (“EPS”), other financial performance metrics, quality standards, operational excellence, market leadership, member and provider satisfaction and the execution of strategic plans and initiatives. We believe that tying executive compensation to performance is the best way to encourage financial performance in a responsible manner while taking into consideration operational performance goals.

•	Compensation Aligned with Stockholder Interests: We believe that compensation should be directly linked to, and provide incentives for, the creation of stockholder value and delivery of stockholder return. Accordingly, certain components of our NEOs’ compensation are directly linked to the Company’s achievement of EPS targets and total stockholder return.

•	Market-Competitive Compensation: We operate in a highly competitive industry where there is a great demand for talented executives. We need to maintain market-competitive compensation programs in order to attract and retain talented executives. As a result, we structure our compensation programs to be competitive with other organizations in our industry and with organizations with whom we compete for executive talent.

Executive Compensation Program Administration

The Compensation Committee, our Non-Management Directors, our executive officers and our compensation consultants play a role in the administration of our executive compensation program as described below.

The Role of the Compensation Committee

The Compensation Committee, among other duties, sets the overall compensation philosophy of the Company, considers management proposals relating to compensation, approves all equity awards under the Company’s equity plans, reviews and makes recommendations to the Board of Directors with respect to compensation and benefit issues, and approves all compensation decisions for each executive officer, including base salary levels, MJO bonuses, LTIP awards, equity awards and severance benefits.

The Role of Our Non-Management Directors

Our Non-Management Directors who are not members of the Compensation Committee, all of whom meet the independence requirements of the NYSE, participate in the review of the performance of our CEO and the determination of the CEO’s salary and incentive compensation awards. Further, all of our Non-Management Directors who are not members of the Compensation Committee are invited to attend Compensation Committee meetings and to provide input on compensation decisions.

The Role of Executive Officers

Our executives officers, in particular our Chief Executive Officer and our Chief Financial Officer, play key roles in our executive compensation program. The Compensation Committee seeks input from our Chief Executive Officer when setting the incentive compensation target awards for our NEOs other than our Chief Executive Officer. Our Chief Executive Officer also reviews and presents to the Compensation Committee the performance assessment and compensation recommendations for each of the other NEOs. The Compensation Committee believes that our Chief Executive Officer is in the best position to evaluate the performance of the other NEOs, and the Compensation Committee relies heavily on his evaluation. Our Chief Financial Officer assists the Compensation Committee in developing financial performance goals for the Company and the NEOs under our incentive compensation programs to align performance with the creation of stockholder value.

The Role of Compensation Consultants

The Company has engaged Towers Watson (formerly Towers Perrin) as our compensation consultant since 2002. Towers Watson works with management to present compensation proposals to the Compensation Committee for review and approval. At the request of management, Towers Watson attends meetings of the Compensation Committee. In addition, Towers Watson assists the Company with benchmarking our compensation practices against our Industry Peer Group (described below) and providing a broad market perspective relative to compensation practices of comparable companies. Further, on an annual basis, Towers Watson compiles the financial and stock performance information for our Equity Comparison Group (described below) for one-year and three-year periods to enable the Compensation Committee to determine whether an outperform equity award should be awarded.

The Compensation Committee engages Hewitt Associates LLC as its independent compensation consultant. Hewitt Associates LLC reports directly to the Compensation Committee and participates in the Compensation Committee meetings. Hewitt Associates LLC advises the Compensation Committee with respect to executive and director compensation trends and program design, as well as advising the Compensation Committee on compensation proposals presented by management. Hewitt Associates LLC also (i) reviews the Company’s compensation awards for alignment with the Company’s program objectives and to determine reasonableness, (ii) reviews market data and advises the Compensation Committee on setting the compensation of the Chief Executive Officer and certain other executive officers, and (iii) evaluates and makes recommendations to the Compensation Committee with respect to the size and composition of the Company’s Industry Peer Group. Finally, Hewitt Associates LLC annually prepares and reviews with the Compensation Committee tally sheets for the NEOs to ensure that target Total Compensation (defined below) is reasonable, so that the Compensation Committee can understand the realizable value of outstanding vested equity awards and potential payments in the event of termination of employment or a change in control. Hewitt Associates LLC is engaged by the Compensation Committee and does not perform any other service for the Company.

Section II — Our Industry Peer Group, Setting Target Compensation and the Components of Total Compensation

Our Industry Peer Group

The Compensation Committee considers relevant market pay practices when setting compensation to ensure the Company’s ability to recruit and retain executive talent. In particular, the Compensation Committee focuses on the pay practices of a group of peer companies (the “Industry Peer Group”) in structuring our executive compensation program. Our Industry Peer Group is limited to other publicly-traded companies in the managed care industry, as this industry is highly competitive and these companies are our primary competitors for executive talent. The executive officer positions of the companies in our Industry Peer Group are most comparable to our executive officer positions in terms of breadth, complexity and scope of responsibilities. The Compensation Committee reviews the Industry Peer Group from time-to-time and at least annually to ensure that the group includes companies that meet the foregoing criteria. Additionally, the Compensation Committee validates our Industry Peer Group by comparing it to companies that are identified as comparable investment opportunities by our sell-side analysts and current investors in a periodic investor perception survey conducted by the Company. For 2009, our Industry Peer Group was comprised of the following companies:

Aetna Inc.	Humana Inc.
Centene Corporation	Magellan Health Services, Inc.
CIGNA Corporation	Molina Healthcare, Inc.
Coventry Health Care, Inc.	UnitedHealth Group Incorporated
Health Net, Inc.	WellCare Health Plans, Inc.
HealthSpring, Inc.	WellPoint, Inc.

Setting Target Compensation

The Compensation Committee sets compensation targets at levels to ensure that the Company can attract and retain key executive talent. In February of each year, with the assistance of its independent compensation consultant, the Compensation Committee performs an annual review of Industry Peer Group pay levels for the NEO positions as determined from publicly available information (generally proxy statements). For each NEO position, the median level of Total Compensation (defined below) is determined. This data provides the Compensation Committee with an overall picture of how existing compensation targets for our NEOs compare to the named executive officers of our Industry Peer Group. Following this analysis, the Compensation Committee sets base salary and target awards for MJO Bonuses, LTIP Awards and equity awards for the upcoming year at approximately the median level of the Industry Peer Group. For the purposes of comparing our NEOs compensation to our Industry Peer Group, to the extent that the peer companies differ materially in size (in revenues) from the Company, the compensation information is adjusted appropriately for scale and scope using regression analysis or other statistical methods.

While target Total Compensation is set at the median level of our Industry Peer Group, our programs are designed so that our NEOs have the opportunity to earn above-market median compensation from certain components of Total Compensation that are tied to performance, such as MJO Bonuses and LTIP Awards, or tied to stockholder return, such as outperform equity grants. However, the Company recognizes the need to balance the components of Total Compensation appropriately depending on an individual’s position within the Company and his or her ability to impact our results. Accordingly, we structure our compensation programs so that a significant portion of our NEOs’ target Total Compensation is performance-based (in the form of MJO Bonuses, LTIP Awards and outperform equity grants) and more heavily dependent upon our financial and operational results. By contrast, our compensation programs for our broad-based employee population, which are generally not eligible for MJO Bonuses, LTIP Awards or equity grants, are designed to provide more income stability, and a smaller portion of their compensation is performance-based. We believe that the design of our compensation program is effective in achieving our pay-for-performance philosophy by aligning compensation for those executives whose responsibilities and decisions most directly impact our results and performance.

The Compensation Committee considers and attempts to mitigate excessive risk taking by our executives through the structure of our compensation programs. The Company’s compensation program is intended to mitigate risk by emphasizing long-term compensation (through LTIP Awards and equity awards) and performance measures correlated with growing stockholder value and increasing operational performance rather than solely rewarding short-term financial performance and providing for short-term payouts. The Compensation Committee believes that the balance of the Company’s short-term and long-term compensation components is effective in that it does not encourage excessive risk taking by our executives.

Components of Total Compensation

We seek to implement our core principles discussed above through the following compensation components, collectively referred to as “Total Compensation”:

•	base salary;

•	performance-based annual cash bonuses (referred to as MJO Bonuses);

•	performance-based long-term cash incentives (referred to as LTIP Awards); and

•	long-term equity compensation (“base” grants and “outperform” grants).

We consider the value and relative weighting of each component of Total Compensation in order to provide market-competitive compensation and to motivate and reward executives for performance. This consideration is subjective and not formulaic. As described above, our compensation consultants assist with developing our compensation programs, including the target levels of compensation. We also offer market-competitive employee benefits to our executives as described below in Section IV.

Base Salary

The purpose of base salary is to reflect job responsibilities, anticipated future value to the Company and market competitiveness, while providing a stable source of income for our executives. The Compensation Committee evaluates and adjusts our NEOs’ salaries annually, generally in February, unless market conditions or other factors require a mid-year evaluation. In determining base salary compensation, we assess the following:

•	applicable market pay information;

•	the executive’s performance against his or her MJOs for the preceding year and the executive’s talent, experience and responsibilities; and

•	overall Company performance for the preceding year.

The process of setting base salary is subjective and does not utilize a formulaic weighting of the foregoing factors. We strongly believe in engaging the best talent in critical functions of the Company. Accordingly, we may determine from time-to-time that it is in the best interest of the Company to establish compensation packages, including base salary, that deviate from the general principle of targeting the median of our peers.

Annual and Long-Term Incentives

We provide incentive cash- and equity-based compensation under our 2007 Cash Incentive Plan and 2009 Equity Incentive Plan. Our incentive compensation program has three components applicable to our NEOs: the MJO Bonus, the LTIP Award and equity awards. The award targets reflect the NEO’s level of responsibility along with past performance, anticipated future contributions to the Company and market compensation data. The Compensation Committee sets the target awards for our Chief Executive Officer and the other NEOs. When setting the target awards for the other NEOs, the Compensation Committee seeks input from our Chief Executive Officer.

Our incentive compensation program is structured to compensate our NEOs at approximately the market median of our Industry Peer Group if the Company meets its performance goals. If the Company or the NEO does not fully meet applicable performance goals, the NEO may earn an award less than 100% of target. Likewise, in the event that we outperform our goals and we outperform our Industry Peer Group and the S&P Healthcare Index, our NEOs can earn above the market median. The level by which we compensate our NEOs above the market median is directly tied to the level by which we exceed our goals and outperform these measurement groups.

Performance-Based Annual Cash Bonuses (MJO Bonuses)

The purpose of the MJO Bonus is to provide short-term cash incentive compensation tied to individual and Company annual performance. MJO Bonuses are paid under the terms of our 2007 Cash Incentive Plan and are measured over a one-year period. MJO Bonuses are generally paid prior to March 15th following the year for which the bonus is earned. The MJO Bonus formula has the following components:

Annual MJO Target ($)	x	Percentage of MJOs Attained (%)	x	Percentage of Company Goals Attained (%)	=	MJO Bonus ($)

The MJO Bonus formula provides a guideline for the determination of MJO Bonuses. Subject to limitations in our 2007 Cash Incentive Plan, the Compensation Committee may exercise its judgment to increase or decrease the actual amount of the MJO Bonus to a particular NEO to reflect performance.

The “Annual MJO Target” is either a percentage of base salary or a fixed dollar amount. The 2009 Annual MJO Targets for our NEOs were: Mr. Carlson — 175% of base salary; Messrs. Truess and Zoretic — 100% of base salary; Mr. Baldwin — $300,000; and Dr. McCluskey — $175,000. Following the end of the year, the NEOs are evaluated against previously determined MJOs. The Compensation Committee evaluates the performance of our Chief Executive Officer and the performance of our other NEOs is evaluated by the Compensation Committee with significant input from our Chief Executive Officer. The “Percentage of MJOs Attained” is the result of this evaluation. In the event a NEO fails to attain at least 80% of his or her MJOs, the NEO will not be eligible for a MJO Bonus. We measure Company performance against previously determined performance goals approved by the Compensation Committee. These goals can be financial goals or non-financial operational goals. As discussed in Section III of this CD&A, the Company’s 2009 performance goals related to the attainment of certain levels of EPS. The “Percentage of Company Goals Attained” is the result of this measurement and is determined by the Compensation Committee following the end of the year. Payment of a MJO Bonus is contingent on the Company achieving its performance goal unless the Compensation Committee exercises its judgment and awards a MJO Bonus despite the Company’s failure to meet its goals.

Long-Term Cash Incentive Awards (LTIP Awards)

The purpose of the LTIP Award program is to provide long-term cash incentive compensation tied to individual and Company annual performance through a deferred payment award structured to provide a multi-year performance incentive and encourage retention. LTIP Awards are measured over the same one-year period as the MJO Bonus. However, payment of LTIP Awards is deferred until the end of the three-year performance cycle and the receipt of a full target award is contingent upon Company performance over the three-year award cycle.

The LTIP Award formula has the following components:

LTIP Target ($)	x	Percentage of MJOs Attained (%)	x	Percentage of Company Goals Attained (%)	=	LTIP Award ($)

The “LTIP Target” is set as a fixed dollar amount. The “Percentage of MJO Attained” and the “Percentage of Company Goals Attained” are the same for the LTIP Award as for the MJO Bonus, as discussed above.

For a three-year award cycle, each eligible participant is assigned his or her LTIP Target during the first 90 days of the first year of the three-year cycle. Each participant is evaluated against the attainment of his or her individual MJOs following the end of the first year of the three-year award cycle and must have attained at least 80% of his or her MJOs to receive an award. Funding of the first one-third installment of the total potential LTIP Award is contingent upon the Company’s attainment of the requisite Percentage of Company Goals Attained for the first year in the award cycle, unless the Compensation Committee exercises its judgment and makes an award despite the Company’s failure to attain such goal. Funding of the remaining two-thirds of the LTIP Award will be awarded in the Compensation Committee’s judgment and is based on overall Company performance, as determined by the Compensation Committee, during years two and three of an award cycle. From time-to-time, our Compensation Committee approves an “enhancement”, or supplement, to the LTIP Award for certain executives, which is additional funding of an LTIP Award above the LTIP Target to recognize superior performance. The LTIP Award is generally paid no later than March 15th of the year following the completion of the three-year performance cycle.

We believe that the LTIP Award structure is effective in implementing the core principles of our compensation program — pay-for-performance, retention through market competitive compensation and alignment of executive and stockholder interests. We believe that linking LTIP Awards to Company performance motivates executives to deliver long-term sustained performance and stockholder value. We also believe that deferring the LTIP Award until the end of the three-year performance cycle is an effective retention tool.

Equity Awards

The purpose of equity awards is to encourage our key employees, including our NEOs, to own our common stock and to provide additional long-term incentive aligned with the creation of stockholder value to those executives whose contributions are essential to the growth and success of our business.

The equity grants awarded in 2009 and future equity grants will be made pursuant to our 2009 Equity Incentive Plan. All equity grants are approved by the Compensation Committee. Equity award targets for our NEOs are based on dollar values and not a specific number of shares. The value of the stock option portion of an award is determined using a Black-Scholes-Merton option pricing model. The value of a restricted stock award is based on the fair market value on the date of grant. We grant a certain minimum value in equity awards, or “base” equity awards, annually to executives that, when aggregated with the executive’s base salary and MJO Bonus and LTIP award targets, maintains the median level of compensation for the NEO versus our Industry Peer Group. We also consider the equity ownership levels of the recipients and prior equity awards when making these equity grants.

For our NEOs, beginning in 2010, the base equity awards will be comprised of 75% nonqualified stock options (with an exercise price equal to the fair market value on the date of grant) and 25% restricted stock grants. We use this mix of equity based awards to balance our compensation program objectives of aligning executive and stockholder interests, rewarding performance and retaining key talent. Previously, base equity awards to NEOs were comprised of the following: 25% of the award was premium nonqualified stock options (options granted with an exercise price that is 10% greater than the fair market value of the underlying common stock on the date of grant); 50% of the award was nonqualified stock options (with an exercise price equal to the fair market value of the underlying common stock on the date of grant); and 25% of the award was restricted stock. We eliminated the use of premium stock options because we believe that our outperform equity award structure provides more appropriate performance incentives and better alignment with the creation of stockholder value than premium option grants.

We also make equity awards to reward performance. In the event that the Company exceeds the median performance of its Industry Peer Group and the median performance of the S&P Healthcare Index with respect to certain one-and three-year financial performance metrics discussed below (assuming successful completion of the executive’s MJOs), the Compensation Committee may make additional equity awards. These performance-based equity awards are directly linked to our performance versus the performance of our Industry Peer Group and the S&P Healthcare Index (collectively, our “Equity Comparison Group”). The actual value of the award is tied to the extent by which we outperform the Equity Comparison Group. Beginning in 2010, any outperform equity awards will be comprised 100% of restricted stock. Previously, outperform awards (including awards in May 2009 in recognition of 2008 performance as discussed below) were comprised of both nonqualified stock options and restricted stock. We believe that restricted stock is the most appropriate way to deliver the value earned by the outperformance being recognized by the award.

In making the determination of an outperform equity award, the Compensation Committee evaluates our performance versus the Equity Comparison Group with respect to total stockholder return, revenue growth and EPS growth for the one-year and three-year periods ending with the immediately preceding year. For the purpose of this evaluation, we: (i) assign a one-third weight to each of total stockholder return, revenue growth and EPS growth; (ii) weight equally one-year and three-year Company and Equity Comparison Group performance; and (iii) weight the Equity Comparison Group performance as follows: two-thirds to our Industry Peer Group and one-third to the companies in the S&P Healthcare Index. We have chosen to compare our performance versus the companies in the S&P Healthcare Index, in addition to our Industry Peer Group, because our Industry Peer Group contains relatively few companies and trends in our industry generally affect our performance and the performance of our peers in a relatively similar manner. As a result, a comparison versus our Industry Peer Group alone may not give a true indication of our performance or our creation of stockholder value versus the broader market. To the extent we outperform the S&P Healthcare Index resulting in a positive return for our stockholders on a relative basis, we believe that our NEOs should be eligible to receive compensation above the median level.

For the purposes of determining the outperform equity award, if any, the Compensation Committee analyzes the Company’s performance against its Equity Comparison Group in May of each year, rather than in February and March at the time the Compensation Committee generally evaluates performance for the purposes of determining MJO Bonuses and LTIP Awards. Waiting until May allows the Compensation Committee to obtain and analyze year-end financial information for the Equity Comparison Group and to compare the performance of the Company to that group for the one- and three-year periods ended as of that year. As a result, any outperform equity award will not be reported in the same proxy statement as the MJO Bonuses and LTIP Awards for the applicable performance year. Instead, any outperform equity award will be reported in the following year’s proxy statement. For example, the outperform equity awards discussed on page 35 of this proxy statement are in recognition of 2008 performance, while the MJO Bonuses and LTIP Awards discussed throughout this CD&A are in recognition of 2009 performance.

2009 Target Total Compensation

The table below sets forth the targets for Total Compensation and the target for each component of Total Compensation for our NEOs. These targets were set by our Compensation Committee in February 2009 for the 2009 performance year. The table also shows the median total compensation of our Industry Peer Group named executive officers and the comparison of the Total Compensation targets of our NEOs to that median.

							NEOs
			LTIP				Targets as a
			Target for				Percentage of
			2009			Industry	Industry Peer
		2009 MJO	Performance	2009 Base	2009 Target	Peer Group	Group Median
	2009 Base	Annual	(Payable March	Equity	Total	Median Total	Total
Named Executive	Salary	Target	2012)(1)	Target(2)	Compensation	Compensation(3)	Compensation(3)
Officer and Position	$	$	$	$	$	$	%

James G. Carlson,	775,000	1,356,250	725,000	1,965,000	4,821,250	5,396,200	89.3%
Chairman, Chief Executive Officer and President
James W. Truess,	525,000	525,000	300,000	800,000	2,150,000	2,135,000	100.7%
Executive Vice President and Chief Financial Officer
Richard C. Zoretic,	525,000	525,000	300,000	800,000	2,150,000	2,135,000	100.7%
Executive Vice President and Chief Operating Officer
Stanley F. Baldwin,	365,000	300,000	100,000	400,000	1,165,000	1,456,000	80.0%
Executive Vice President, General Counsel and Secretary
Mary T. McCluskey, M.D.	325,000	175,000	100,000	150,000	750,000	770,000	97.4%
Executive Vice President and Chief Medical Officer

(1)	LTIP Target for 2009 is equal to the three-year amount payable in 2012 (referred to as the “2012 LTIP Award”) as more fully described below.

(2)	2009 Base Equity Target is equal to the value of the target equity award at the time of grant determined using a Black-Scholes-Merton methodology. Although granted during the 2009 performance year, the award will vest over future periods. This does not include any outperform award that may be granted in May 2010 for the 2009 performance year, or the outperform equity award granted in May 2009 for 2008 performance.

(3)	The Industry Peer Group median total compensation was determined by retained compensation consultants based on publicly available data.

Section III — 2009 Performance Goals, 2009 Performance Evaluation and Compensation Awards in 2009

2009 Performance Goals

2009 Company Performance Goal

In February 2009, the Compensation Committee set the Company’s 2009 financial performance goal, which related to the achievement of 2009 full-year EPS based on the Company’s initial EPS guidance of $2.50 to $2.65, which the Company issued on October 23, 2008. The Compensation Committee set points within and above the EPS guidance range that, if attained, would equate to various levels of funding of the Company’s annual cash bonus pool for the 2009 performance year to be used for the payment of MJO bonuses. The pool is the aggregate amount that may be paid to all Company employees who are MJO Bonus and/or LTIP Award eligible. The table below sets forth the EPS levels that equate to the funding level of the pool. The pool is adjusted based upon the attainment of EPS levels between the minimum and maximum levels (0% and 175%).

2009 Cash Bonus Pool Formula
adopted in February 2009

MJO Bonus Pool as
EPS Goal(1)	a Percentage of Target

$2.55 and below	0%
$2.58	100%
$2.97 and above	175%

(1)	When the Compensation Committee approved the EPS goal, it excluded the impact of any tax benefit or charge related to the qui tam litigation settlement that occurred in 2008. The Company ultimately recorded a tax benefit related to this settlement of $0.43 per share in the second quarter of 2009. A description of the qui tam litigation settlement and related tax benefit is contained in Footnote 14(g) Legal Proceedings to the Company’s consolidated audited financial statements included with the Company’s 2009 Annual Report on Form 10-K, which was filed with the SEC on February 22, 2010.

2009 NEO Performance Goals

In February 2009, the Compensation Committee also approved performance goals, or “MJOs”, applicable to the 2009 performance year for our NEOs. At the conclusion of the year, the Compensation Committee evaluates the performance of our NEOs against those MJOs. For the 2009 performance year, all of our NEOs had the same MJOs. The Compensation Committee determined that using the same MJOs would provide greater collaboration and incentive to achieve goals that have the greatest return to our stockholders. The MJOs consisted of financial and operational performance goals. The MJOs are set forth in the table below, as are the type of MJO, the relative weights assigned to each MJO, the Compensation Committee’s rationale in selecting the MJOs and how performance against such MJOs was measured.

		Relative
MJO	Type	Weight	Rationale	Measurement

Earnings per share	Financial	40%	EPS is an important measure of the Company’s current financial performance and a critical component of cash flow, as well as a significant driver of stockholder return.	Determined using the Company’s audited consolidated financial statements

Operating margin The ratio of 1) net premium revenue less health benefits expense and selling, general & administrative expense, to 2) net premium revenue	Financial	10%	Earnings from operations are an important measure of the core operational performance of the Company’s health plan subsidiaries.	Determined using the Company’s audited consolidated financial statements

		Relative
MJO	Type	Weight	Rationale	Measurement

Capital efficiency The ratio of 1) earnings before interest expense, but after adjusted taxes (taxes will be adjusted to ignore the deductibility of interest expense), to 2) average book equity plus average long-term debt (including any current portion)	Financial	10%	Providing the highest returns with the least amount of invested capital, while maintaining a strong liquidity position and reasonable debt leverage ratios, is an important objective of the Company.	Determined using the Company’s audited consolidated financial statements

Facilitating the provision of high quality healthcare to our members	Operational	30%	Facilitating the provision of high quality healthcare to our members is a critical success factor for the Company. Quality healthcare is important for the well-being of the Company’s members and is an important component of the value proposition offered by the managed care industry. Demonstrating high quality is also critical to improving public perception of the managed care industry, influencing policy makers, earning the trust of members, and maintaining effective relationships with providers.	Determined in the Compensation Committee’s judgment based on its review of the NEOs’ overall performance against specific criteria set forth below in the table under “Evaluation of NEO 2009 Performance”

Deploy robust external relations initiatives	Operational	10%	In a time of unprecedented focus on healthcare and healthcare reform, it is critical that the Company continue to demonstrate its value proposition to policymakers, members, stockholders, government customers and providers while differentiating itself from its competitors.	Determined in the Compensation Committee’s judgment based on its review of the NEOs’ overall performance against specific criteria set forth below in the table under “Evaluation of NEO 2009 Performance”

2009 Performance Evaluation

Evaluation of Company 2009 Performance

In February 2010, the Compensation Committee evaluated the Company’s performance against its 2009 EPS goal to determine the funding of the Company’s bonus pool. Using the Company’s 2009 audited consolidated financial statements, the Compensation Committee determined that the Company had attained 2009 full-year EPS of $2.85. However, for the purposes of determining attainment of the EPS goal, the Compensation Committee excluded the tax benefit of $0.43 per diluted share recorded by the Company in 2009 that was related to the qui tam litigation settlement in 2008. This exclusion resulted in net EPS of $2.42 for the purposes of determining the Company’s 2009 performance against its EPS goal. As a result, the Compensation Committee determined that the Company had not met the threshold level of EPS performance to fund the bonus pool.

In performing its review, the Compensation Committee exercised its judgment and authorized the creation of a cash bonus pool to be used for the payment of an annual cash bonus to the Company’s bonus-eligible employees, including the NEOs, at an amount less than the target MJO Bonus. In reaching this decision, the Compensation Committee gave significant emphasis to the operational performance of the Company in 2009, which is discussed below in the table under “Evaluation of NEO 2009 Performance.” The Compensation Committee also recognized that despite the significant challenges presented in 2009, including elevated medical expenses caused by higher than expected outpatient costs, unanticipated costs associated with the H1N1 virus and lower than expected premium rate increases due to state budget deficits, the Company delivered solid net income and earnings per share. As a result, the Compensation Committee determined that a cash bonus, although at an amount less than target, was appropriate.

Evaluation of NEO 2009 Performance

In February 2010, following its decision to award an annual cash bonus at an amount less than target, the Compensation Committee evaluated the performance of our NEOs against the 2009 MJOs for the purpose of determining the amount of any cash bonus to be paid. The Compensation Committee determined that the NEOs had not successfully achieved the EPS MJO or the MJO related to operating margin. As a result, MJOs with an aggregate weight of 50% were not achieved. The Compensation Committee determined that the NEOs had successfully achieved the other MJOs which had an aggregate weighting of 50%. In reaching this conclusion, the Compensation Committee considered the following accomplishments:

MJO	2009 Goal	Result

Earnings per share	$2.50-$2.65	This MJO was not met. The Company achieved 2009 net EPS of $2.42 after excluding the $0.43 per share tax benefit related to the qui tam litigation settlement.

Operating margin	> 5%	This MJO was not met. The Company achieved an operating margin of 4.4%.

Capital efficiency	> 10%	This MJO was met. The Company achieved a capital efficiency ratio of 14.0% for 2009 as determined by the Compensation Committee using the Company’s 2009 audited consolidated financial statements.

Facilitating the provision of high quality healthcare to our members	Develop an infrastructure necessary to more successfully impact clinical quality outcomes in the future and more successfully demonstrate improvements in quality and performance relative to peers, including the following specific objectives:	This MJO was met in full and the Compensation Committee determined, in its judgment, that the NEOs had successfully accomplished each of the initiatives listed under the “2009 Goal” column of this table.
1. Achieve National Committee for Quality Assurance (“NCQA”) accreditation for our Tennessee health plan;
2. Achieve NCQA re-accreditation of Disease Management Programs;
3. Establish Quality Improvement focus prioritizing quality measures with broadest impact;
4. Conduct Quality Improvement gap assessment;
5. Develop and execute key 2009 Quality Improvement initiatives;
6. Enhance data capture for quality measurement; 7. Develop a 3-year strategic quality management plan; and
8. Assess state-by-state quality performance programs and develop preferred model; propose preferred model components to state regulators as appropriate.

MJO	2009 Goal	Result

Deploy robust external relations initiatives	Demonstrate the Company’s value proposition to policymakers, members, stockholders, government customers and providers through the accomplishment of the following initiatives:	This MJO was met in full and the Compensation Committee determined, in its judgment, that the NEOs had successfully accomplished each of the initiatives listed under the “2009 Goal” column of this table.
1. Establish an Amerigroup public policy institute;
2. Communicate improvements in quality measures and care management through published articles;
3. Produce public policy communications on a regular basis;
4. Expand both the quantity and quality of media coverage;
5. Maintain effective communications with the investor community;
6. Increase the Company’s profile through speaking opportunities and presentations at national conferences, hearings and public forums;
7. Publish high quality, external communications;
8. Conduct meetings with lead policymakers and legislators in our markets; and
9. Engage in public policy debate on healthcare reforms.

Compensation Awards in 2009

MJO Bonus Awards for 2009 Performance

As a result of the accomplishment of the MJOs related to capital efficiency, delivery of quality healthcare and external relations initiatives as described in the table above, the Compensation Committee authorized and approved cash bonus awards to the NEOs at 50% of their respective Annual MJO Target amounts. The MJO Bonuses are included in the Bonus Column of the Summary Compensation table on page 41.

LTIP Awards for 2009 Performance

As a result of the accomplishment of the MJOs as described above, the Compensation Committee authorized and approved the first installment of the 2012 LTIP Award to the NEOs at 50% of their respective target amounts. The 2012 LTIP Awards are set forth in the Bonus Column of the Summary Compensation table on page 41. In previous years, the Compensation Committee had established LTIP Awards for the three-year cycle beginning with 2007 and ending at December 31, 2009 (the “2010 LTIP”) and for the three-year cycle beginning with 2008 and ending at December 31, 2010 (the “2011 LTIP”). The Compensation Committee also authorized the funding of 100% of the third installment of the 2010 LTIP Award and 100% of the second installment of the 2011 LTIP Award. The Compensation Committee determined that 100% funding was appropriate for the third installment of the 2010 LTIP Award and the second installment of the 2011 LTIP Award as a result of the Company’s operational performance in 2009.

Equity Awards Granted in 2009

In May 2009, the Compensation Committee approved base equity awards to our NEOs in the form of nonqualified stock options, premium nonqualified stock options and restricted stock. The value of these base awards are set forth in the table below under the column labeled the “Value of Base Equity Award Granted in May 2009.” In May of 2010, the Compensation Committee will review the Company’s performance against the Equity Comparison Group to determine if an outperform grant is warranted for 2009 performance. As discussed on page 30 of this CD&A, because the Compensation Committee performs its review in May, the results of the review will be reported in the Company’s 2011 proxy statement.

In May 2009, the Compensation Committee evaluated the Company’s 2008 performance for the purposes of determining whether an outperform grant should be made to our NEOs in connection with the 2008 performance year. As reported in our 2009 proxy statement filed with the SEC on March 26, 2009, our Company and our NEOs substantially outperformed their respective financial and operational goals in 2008 and the Equity Comparison Group for the one and three-year measurements. As a result, our NEOs received outperform equity grants in May 2009 for 2008 performance as set forth in the column labeled “Value of Outperform Equity Award Granted in May 2009” in the table below.

	Value of Base	Value of Outperform	Total Value of
	Equity Award	Equity Award	Equity Award
	Granted in	Granted in	Granted in
	May 2009(1)	May 2009(2)	May 2009(3)
Named Executive Officer	($)	($)	($)

Mr. Carlson	1,965,000	1,265,008	3,230,008
Mr. Truess	800,000	200,000	1,000,000
Mr. Zoretic	800,000	200,000	1,000,000
Mr. Baldwin	400,000	250,000	650,000
Dr. McCluskey	150,000	200,000	350,000

(1)	Value determined using Black-Scholes-Merton methodology at the time of grant. Award comprised of 25% nonqualified stock options with an exercise price equal to the fair market value on the date of grant, 25% nonqualified stock options with an exercise price equal to 110% of the fair market value on the date of grant and 50% of restricted stock.

(2)	Value determined using Black-Scholes-Merton methodology at the time of grant. Award comprised of 50% nonqualified stock options with an exercise price equal to the fair market value on the date of grant and 50% of restricted stock. This was awarded for 2008 performance.

(3)	Does not include the equity award to Mr. Baldwin in connection with his execution of his Retirement and Employment Agreement described on page 40.

The values in the table above are equal to the approximate value of the target equity award at the time of grant determined using a Black-Scholes-Merton methodology for stock options and grant date fair value for restricted stock. The actual fair value of these awards, which is determined by the Company for the purposes of its audited consolidated financial statements, may differ as a result of assumptions used by the Company in making this determination with respect to the expected exercise behavior of the NEO and other factors. Therefore, the fair value of any equity awards granted in 2009 to our NEOs that is set forth in the columns “Stock Awards” and “Option Awards” in the Summary Compensation Table on page 41 will differ from the above table.

Total Compensation for 2009 Performance versus 2009 Target Total Compensation

The table below sets forth the Total Compensation paid to our NEOs for 2009 performance versus the target Total Compensation established in February 2009. As the table illustrates, as a result of the failure to achieve the Company’s EPS goal, our NEOs earned less than target.

			LTIP					NEOs
			for		Actual			Actual Total
			2009	Actual	Outperform			Compensation as
		Actual	Performance	Base	Equity Award	2009 Actual	2009 Target	Percentage of
	2009 Base	2009 MJO	(Payable March	Equity	for 2009	Total	Total	Target Total
Named Executive	Salary	Bonus	2012)(1)	Award	Performance(2)	Compensation	Compensation	Compensation
Officer and Position	$	$	$	$	$	$	$	%

James G. Carlson,	775,000	678,125	604,167	1,965,000	—	4,022,292	4,821,250	83.43
Chairman, Chief Executive Officer and President
James W. Truess,	525,000	262,500	250,000	800,000	—	1,837,500	2,150,000	85.47
Executive Vice President and Chief Financial Officer
Richard C. Zoretic,	525,000	262,500	250,000	800,000	—	1,837,500	2,150,000	85.47
Executive Vice President and Chief Operating Officer
Stanley F. Baldwin,	365,000	150,000	83,333	400,000	—	998,333	1,165,000	85.69
Executive Vice President, General Counsel and Secretary
Mary T. McCluskey, M.D.,	325,000	87,500	83,333	150,000	—	645,833	750,000	86.11
Executive Vice President and Chief Medical Officer

(1)	Includes 50% of the first installment which was approved by the Compensation Committee in February 2010 and 100% of the remaining two installments which are subject to approval by the Compensation Committee in its judgment following completion of 2010 and 2011.

(2)	As discussed on page 30 of this CD&A, any outperform equity award in recognition of 2009 performance will be determined and granted in May 2010 and reported in our 2011 proxy statement. The Compensation Committee waits until May of each year to determine any outperform equity award so that it can obtain and analyze year-end financial information for the Equity Comparison Group and compare the Company’s performance to that group.

2010 Actions

As discussed above, we operate in a highly competitive industry where there is great demand for executive talent. Potential changes to the healthcare system through the passage of healthcare reform legislation could make talented executives in our industry even more attractive to our competitors and other organizations. We believe that our executive management team is very talented and possess the skills necessary to deliver significant financial and operational performance and to create substantial stockholder value under the current healthcare system or the system proposed under healthcare reform. As a result, the Compensation Committee is keenly aware of, and monitors, potential retention risks associated with our executive talent. Throughout 2009 and into the first quarter of 2010, the Compensation Committee considered additional steps it could take to mitigate retention risks. In March 2010, the Compensation Committee determined that a retention-focused equity award to a select group of executives which the Compensation Committee believes are integral to the success of our business was in the best interests of the Company and its stockholders. As a result, the Company granted shares of restricted stock to certain key executives, including certain of our NEOs. The shares of restricted stock have a much longer vesting schedule than our typical restricted stock awards and a non-pro rata vesting schedule that delays vesting of sixty percent of the shares until more than three-and-a-half years after the date of grant. Further, these awards are subject to specific post-vesting holding requirements as discussed below under “Officer and Director Equity Ownership Requirements” and have no provision regarding acceleration of vesting (other than upon a change in control and a subsequent qualifying loss of employment within two years following the change in control).

Section IV — Additional Information Regarding Our Compensation Programs

Equity Award Granting Practices

We make annual equity grants in May of each year. The exercise price of stock option awards is no less than the fair market value of our common stock as determined under our 2009 Equity Incentive Plan. We use the closing price of our common stock on the date of grant as the fair market value. From time-to-time, we make off-cycle equity awards in connection with the recruiting and hiring of new key employees, or to current employees for retention or incentive purposes.

Officer and Director Equity Ownership Requirements

Our Executive Stock Ownership Guidelines provide that our Chief Executive Officer and all of our Executive Vice Presidents must hold all restricted stock awards for five years following the date of grant (less any shares sold or withheld by the Company to satisfy tax obligations upon vesting). Further, our Executive Stock Ownership Guidelines were amended in March 2010 to provide that the recipients of the March 2010 restricted stock award discussed above are subject to specific ownership guidelines with respect to that award. These specific guidelines require the recipients to hold any vested shares until the end of the third calendar year following the vesting date (less any shares sold or withheld by the Company to satisfy tax obligations upon vesting).

Our Non-Management Director Stock Ownership Guidelines require our Non-Management Directors to hold shares of our common stock equal in value to three times the annual cash retainer paid to Directors (measured annually as of the date of the Annual Meeting). The current annual cash retainer is $35,000, so the required ownership value is $105,000. The Non-Management Directors have three years from the later of the adoption of the guidelines or being elected as a Director to attain the requisite ownership level.

Currently, all of our executive officers and Non-Management Directors are in compliance with the applicable equity ownership guidelines.

Clawbacks

Our 2009 Equity Incentive Plan provides for clawbacks of equity awards made under the plan. Beginning with equity awards issued in May 2009, if a grantee breaches any non-compete or confidentiality covenant in any equity award agreement issued under the 2009 Equity Incentive Plan or if the Company has been required to prepare an accounting restatement due to material noncompliance, as a result of fraud or misconduct, with any financial reporting requirement under the securities laws, and the Compensation Committee has determined in its sole discretion that the grantee had knowledge of or should have known of the material noncompliance or the circumstances that gave rise to such noncompliance and failed to take reasonable steps to bring it to the attention of appropriate individuals within the Company or personally and knowingly engaged in practices which materially contributed to the circumstances that enabled a material noncompliance to occur, the grantee shall forfeit the right to receive any future awards under the 2009 Equity Incentive Plan, and the Company may demand repayment in respect of any awards already received by the grantee under the 2009 Equity Incentive Plan.

Employee Benefits and Limited Perquisites

We provide various employee benefits programs to our NEOs. The benefits include: medical, dental and vision plans, a 401(k) Plan with a Company match, an Employee Stock Purchase Plan, flexible spending accounts, life insurance, voluntary supplemental life insurance, short- and long-term disability insurance, paid accumulated leave and a nonqualified deferred compensation plan, which is described below.

We provide limited perquisites to our NEOs. These perquisites include an annual medical exam, very limited personal use of a corporate aircraft and, for certain NEOs, term life insurance. NEOs are required to reimburse us for certain costs associated with their personal use of the aircraft. These costs include fuel, lease costs, pilot salaries, maintenance, crew travel, on-board catering, landing fees, ramp fees and other associated costs. On occasion, NEOs are also permitted to invite their spouses or other guests to accompany them on business trips when space is available. When the spouse or other guests’ travel does not meet the IRS standard for “business use” the cost of that travel is imputed as income to the NEO. Amounts not reimbursed by the executive for personal use of the aircraft or for their spouse’s travel were treated as taxable income to the NEO. In 2009, unreimbursed amounts did not exceed $3,500 for any NEO. Unreimbursed amounts are included in the “All Other Compensation” column in the Summary Compensation Table on page 41. The Company provides Messrs. Carlson and Baldwin with term life insurance with a death benefit equal to the amount of their respective base salary. The value of this term life insurance benefit is imputed as income to the executive and the executive is taxed on the imputed value.

Termination and Change in Control Payments

Change in Control Benefit Policy

We adopted a Change in Control Benefit Policy (as amended, the “CIC Policy”) in 2007 that is applicable to certain executives, including our NEOs. The CIC Policy provides for certain payments in the event of a qualifying change in control. The purposes of our CIC Policy are (i) to reinforce and encourage the continued attention and dedication of our management team to their assigned duties without the distraction arising from the possibility of a change in control transaction; (ii) to enable and encourage our management team to focus their attention on obtaining the best possible transaction for our stockholders and to make an independent evaluation of all possible transactions, without being diverted by their personal concerns regarding the possible impact of the transactions on the security of their jobs and benefits; and (iii) to provide severance benefits to covered executives who incur a termination of employment within a certain period following a change in control.

Our CIC Policy is comprised of both double-trigger and single-trigger elements. The severance payments under our CIC Policy are double-trigger (a qualifying change in control and a qualifying termination of employment within two years of the change in control). Under our CIC Policy, payments of target LTIP Awards and earned but unpaid MJO Bonuses are single-trigger (only a qualifying change in control needs to occur). Generally, equity awards to our NEOs are single-trigger and vest upon a change in control. We utilized information from Towers Watson regarding market practice in our industry to establish which payments would be subject to either a double-trigger or single-trigger.

Our CIC Policy generally provides for a lump-sum severance payment (“CIC Severance Payments”) to our NEOs if there occurs (i) a qualifying change in control of the Company, and (ii) within two years following such change in control, either (a) involuntary termination of the executive’s employment without cause or (b) voluntary termination of the executive’s employment if there has been a material adverse change in the executive’s employment, including required relocation of 50 miles or more from the executive’s work location, a reduction in the duties and scope of responsibilities of the executive, or a reduction in the executive’s target compensation of 10% or more from that in effect immediately preceding the change in control.

The CIC Severance Payment is equal to the product of (i) the sum of the executive’s annual base salary and the executive’s target annual bonus for the year in which the change in control occurs, multiplied by (ii) a multiple, selected by our Compensation Committee and ranging from 1 to 3. For the purposes of calculating such payment, the Compensation Committee has set a 3x multiple for our Chief Executive Officer and a 2x multiple for the other NEOs.

Our CIC Policy also provides that, upon a change of control, eligible executives will receive (i) a lump sum payment equal to the participant’s cash target for any LTIP Awards that have been established for such executive for a performance year that has been completed as of the date of the change in control and (ii) any unpaid but earned annual MJO Bonus plus any pro-rated annual MJO Bonus for the year in which the change in control occurs.

Under our CIC Policy, if an executive’s payment upon a change in control is an excess parachute payment within the meaning of Section 280G of the Code and the payment exceeds the threshold that would make such payment an excess parachute payment by at least 20%, then the Company shall pay the executive an additional cash payment (the “Gross-Up Payment”) in an amount such that after payment by the executive of all taxes, the executive will retain an amount equal to the taxes imposed upon both the change in control payment and the Gross-Up Payment. In the event that the change in control payment exceeds the threshold by less than 20%, then the change in control payment will be reduced so that such payment will not be considered an excess parachute payment.

Potential payments under our CIC Policy applicable to our NEOs are set forth in the Change in Control Awards table on page 47.

Severance Plan

In 2008, we adopted the AMERIGROUP Corporation Severance Plan (as amended, the “Severance Plan”). The Severance Plan provides for severance payments in the event of involuntary termination of employment without cause (exclusive of circumstances entitling the employee to benefits under the CIC Policy). All of our NEOs, except Messrs. Carlson and Baldwin, are eligible for severance payments under the Severance Plan. The terms of Mr. Carlson’s Employment Agreement with the Company and the terms of Mr. Baldwin’s Retirement and Employment Agreement with the Company, which are described below under “Other Executive Agreements and Arrangements”, control with respect to severance benefits in the event of a termination of employment without cause.

Under the terms of the Severance Plan, in the event of termination of employment without cause, our NEOs (other than Messrs. Carlson and Baldwin) shall be entitled to severance payments, less applicable taxes, equal to the sum of:

•	the NEO’s annual base salary in effect at the time of termination of employment; plus

•	(i) if the termination of employment occurs after the end of a fiscal year end but before annual MJO Bonus payments are distributed in consideration for the immediately preceding fiscal year and the NEO would have otherwise been entitled to a bonus, an amount equal to the NEO’s annual MJO Bonus for the immediately preceding fiscal year that the officer would have received (not to exceed target), taking into account the Company’s accrual for annual cash bonuses, or (ii) if the termination of employment occurs after annual MJO Bonuses are distributed for the preceding fiscal year, one-half of the NEO’s target MJO Bonus for the fiscal year in which the termination occurs; plus

•	any unpaid installments under any LTIP Award established by the Company for which the Compensation Committee has approved funding, if any.

Our NEOs are also eligible for COBRA payment assistance and outplacement assistance under the Severance Plan. Receipt of any payments or other benefits under the Severance Plan are conditioned upon, among other things, the NEO’s execution and delivery of a general release of all claims in the form requested by the Company. Potential payments under our Severance Plan applicable to our NEOs are set forth in the Potential Involuntary Termination Severance Payments table on page 48.

Other Executive Agreements and Arrangements

The Company maintains employment agreements with Messrs. Carlson and Baldwin as described below. The Company does not maintain employment agreements with any of the other NEOs.

Employment Agreement with James G. Carlson

The Company has an Employment Agreement with its Chairman, Chief Executive Officer and President, James G. Carlson. The Employment Agreement commenced on January 16, 2008 and continues for a period of three years, with successive one-year automatic renewal terms thereafter, unless earlier terminated in accordance with the agreement. Mr. Carlson earns an annual base salary that is to be reviewed for adjustment on an annual basis by the Board of Directors. Mr. Carlson is eligible to participate in the Company’s cash and equity incentive plans in accordance with the terms and conditions of the plans, including such opportunities and limitations as may be applicable to his position. He is also eligible to participate in the Company’s other compensation and benefits plans on the same basis as other executive officers of the Company. Payments to Mr. Carlson under the Employment

Agreement in the event of termination of his employment are described below under Change in Control Payments and Termination of Employment on page 47.

Retirement and Employment Agreement with Stanley F. Baldwin

In August 2009, the Company announced that Stanley F. Baldwin, the Company’s Executive Vice President, General Counsel and Secretary, will retire effective December 31, 2010, after more than 13 years with the Company. In order to assist the Company with continuity and transition planning, the Company and Mr. Baldwin entered into an Employment and Retirement Agreement dated August 4, 2009 (the “Retirement Agreement”). Pursuant to the terms of the Retirement Agreement, Mr. Baldwin is entitled to an annual base salary and continued eligibility for a MJO Bonus, LTIP Award and equity awards during the term of the Retirement Agreement at amounts not less than his salary and incentive compensation targets as of the effective date of the agreement. He also remains eligible to participate in the Company’s other compensation and benefit plans on the same basis as other executive officers of the Company. Effective as of the date of his retirement, all unvested options to purchase shares of Company stock held by Mr. Baldwin shall vest and become immediately exercisable and all restrictions on transfer applicable to any shares of restricted stock of the Company held by Mr. Baldwin shall immediately lapse. Finally, the Company shall pay Mr. Baldwin a lump-sum payment in the amount of his annual base salary for 2010, plus his annual cash bonus target for the performance year 2010, no later than December 31, 2010. Upon execution of the Retirement Agreement, the Company granted Mr. Baldwin an equity award comprised of nonqualified stock options to purchase 17,325 shares of the Company’s common stock at $24.54 per share and 8,150 shares of restricted stock in lieu of any equity award that would have been granted for 2010 performance. Payments to Mr. Baldwin under the Retirement Agreement in the event of termination of his employment are described below under Change in Control Payments and Termination of Employment on page 47.

Tax and Accounting Considerations

We take into account certain tax effects when setting compensation, specifically Section 162(m) of the Code, which generally provides that compensation paid by a publicly held corporation to its chief executive officer and certain other highly compensated executive officers in excess of $1 million per year per executive will be deductible only if paid pursuant to qualifying performance-based compensation plans approved by our stockholders. It is our policy to maximize the effectiveness of our compensation programs while also taking into consideration the requirements of Section 162(m) of the Code. In that regard, we intend to maintain the flexibility to take actions which we deem to be in the best interests of the Company and its stockholders. Accordingly, although we intend to preserve the deductibility of compensation to the extent consistent with our overall compensation policy, we reserve the authority to award non-deductible compensation as we deem appropriate.

We also take into account certain accounting implications when setting compensation. Specifically, in setting the amount of, and allocating between, different types of equity awards, we consider the effect of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 718 Compensation — Stock Compensation on our earnings. We seek to strike a balance between the purposes of the awards, motivation and retention, and the effect of expensing such grants as required by FASB ASC 718.

EXECUTIVE COMPENSATION TABLES

2009 Summary Compensation Table

The table below includes information concerning compensation paid to or earned by the Company’s NEOs listed in the table for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007.

							Non-Equity
					Stock	Option	Incentive Plan		All Other
		Salary	Bonus		Awards(4)	Awards(5)	Compensation		Compensation		Total
Name and Principal Position	Year	$	$		$	$	$		$		$

James G. Carlson	2009	775,000	798,958	(1)	1,123,760	2,178,295	341,667	(6)	14,569		5,232,249
(Chairman, Chief Executive	2008	761,538	520,312	(2)	333,806	2,630,334	2,815,105	(7)	20,178		7,081,273
Officer and President)	2007	608,086	225,000	(3)	324,290	909,166	1,976,250	(8)	7,053		4,049,845
James W. Truess	2009	525,000	312,500	(1)	300,000	723,603	166,667	(6)	7,703		2,035,473
(Executive Vice President and	2008	511,539	206,250	(2)	806,237	3,043,556	1,152,084	(7)	7,742		5,727,408
Chief Financial Officer)	2007	468,269	150,000	(3)	258,122	734,315	745,834	(8)	37,120		2,393,660
Richard C. Zoretic	2009	525,000	312,500	(1)	300,000	723,603	166,667	(6)	12,461		2,040,231
(Executive Vice President and	2008	484,615	206,250	(2)	787,491	2,986,597	1,152,084	(7)	6,900		5,623,937
Chief Operating Officer)	2007	359,355	150,000	(3)	208,750	579,386	658,334	(8)	1,750		1,957,575
Stanley F. Baldwin	2009	365,000	166,667	(1)	424,986	465,410	66,666	(6)	15,302		1,504,031
(Executive Vice President, General	2008	360,962	100,000	(2)	62,485	125,877	624,999	(7)	11,185		1,285,508
Counsel and Secretary)	2007	343,269	75,000	(3)	109,253	331,252	460,416	(8)	7,796		1,326,986
Mary T. McCluskey, M.D.	2009	325,000	104,167	(1)	137,487	219,887	66,666	(6)	150,490	(9)	1,003,697
(Executive Vice President and	2008	322,308	55,000	(2)	18,746	56,959	363,916	(7)	49,749		866,678
Chief Medical Officer)	2007	72,692	25,000	(3)	—	518,700	120,833	(8)	69,662		806,887

(1)	Bonus sets forth amounts earned as the first installment of the 2012 LTIP Award and MJO Bonus Awards for 2009 performance as detailed below:

	2012 LTIP Award	MJO Bonus	Total Bonus
Name	$	$	$

James G. Carlson	120,833	678,125	798,958
James W. Truess	50,000	262,500	312,500
Richard C. Zoretic	50,000	262,500	312,500
Stanley F. Baldwin	16,667	150,000	166,667
Mary T. McCluskey, M.D.	16,667	87,500	104,167

(2)	Bonus sets forth the sum of the following: (i) amounts earned as an enhancement to the 2011 LTIP Awards which are supplemental awards granted as additional performance based compensation in recognition of 2008 performance and made as part of the 2011 LTIP Awards; (ii) amounts in excess of 175% of the 2008 Annual MJO Target awarded in 2008 as additional performance based compensation; and (iii) one-time performance award amounts paid in 2008 in recognition of specific achievements. Each of the components is detailed below:

			Additional
	Supplemental 2011	Additional	Performance	Total
	LTIP Award	MJO Bonus	Award	Bonus
Name	$	$	$	$

James G. Carlson	181,250	339,062	—	520,312
James W. Truess	75,000	131,250	—	206,250
Richard C. Zoretic	75,000	131,250	—	206,250
Stanley F. Baldwin	25,000	45,000	30,000	100,000
Mary T. McCluskey, M.D.	25,000	—	30,000	55,000

(3)	Bonus sets forth amounts earned as an enhancement to the 2010 LTIP Awards. These amounts were supplemental awards granted as additional performance based compensation in recognition of 2007 performance and made as part of the 2010 LTIP Awards.

(4)	Amounts reflected under Stock Awards represent the grant date fair value of restricted stock awards at the closing market price of our common stock on the date of grant or as of the last trading day immediately preceding the date of grant in accordance with the equity plan provisions applicable to the grant.

(5)	Amounts reflected under Option Awards represent the grant date fair value of stock option awards using a Black-Scholes-Merton option pricing model. The assumptions used in this model are detailed in Footnote 10 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 and filed with the SEC on February 22, 2010.

(6)	Non-Equity Incentive Plan Compensation sets forth the second one-third installment of the 2011 LTIP Awards and the final one-third installment of the 2010 LTIP Awards. Each of the components is detailed below:

			Total Non-Equity
	2011	2010	Incentive Plan
	LTIP	LTIP	Compensation
Name	$	$	$

James G. Carlson	241,667	100,000	341,667
James W. Truess	100,000	66,667	166,667
Richard C. Zoretic	100,000	66,667	166,667
Stanley F. Baldwin	33,333	33,333	66,666
Mary T. McCluskey, M.D.	33,333	33,333	66,666

(7)	Non-Equity Incentive Plan Compensation sets forth the MJO Bonus earned for the year ended December 31, 2008, the first one-third installment of the 2011 LTIP Awards, the second one-third installment of the 2010 LTIP Awards and the final one-third installment of the 2009 LTIP Awards. Each of the components is detailed below:

					Total Non-Equity
	MJO	2011	2010	2009	Incentive Plan
	Bonus	LTIP	LTIP	LTIP	Compensation
Name	$	$	$	$	$

James G. Carlson	2,373,438	241,667	100,000	100,000	2,815,105
James W. Truess	918,750	100,000	66,667	66,667	1,152,084
Richard C. Zoretic	918,750	100,000	66,667	66,667	1,152,084
Stanley F. Baldwin	525,000	33,333	33,333	33,333	624,999
Mary T. McCluskey, M.D.	297,250	33,333	33,333	—	363,916

(8)	Non-Equity Incentive Plan Compensation sets forth the MJO Bonus earned for the year ended December 31, 2007, the first one-third installment of the 2010 LTIP Awards and the second one-third installment of the 2009 LTIP Awards. Each of the components is detailed below:

				Total Non-Equity
	MJO	2010	2009	Incentive Plan
	Bonus	LTIP	LTIP	Compensation
Name	$	$	$	$

James G. Carlson	1,776,250	100,000	100,000	1,976,250
James W. Truess	612,500	66,667	66,667	745,834
Richard C. Zoretic	525,000	66,667	66,667	658,334
Stanley F. Baldwin	393,750	33,333	33,333	460,416
Mary T. McCluskey, M.D.	87,500	33,333	—	120,833

(9)	All Other Compensation for Dr. McCluskey in 2009 is detailed below:

Tax Payment
	Life		Related to
401(k)	Insurance		Relocation
Retirement	Premiums	Relocation	Benefits	Total
$	$	$	$	$

7,350	759	85,144	57,237	150,490

2009 Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option			Grant
								Awards:	Awards:	Exercise	Closing	Date Fair
					Estimated Future Payouts			Number of	Number of	or Base	Market	Value of
		Estimated Future Payouts Under			under Equity Incentive Plan			Shares of	Securities	Price of	Price on	Stock and
		Non-Equity Incentive Plan Awards			Awards			Stock or	Underlying	Option	Date of	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards(5)	Grant	Awards
Name	Date	$	$	$	$	$	$	#	#	$	$	$

James G. Carlson(1)(2)(3)	5/7/2009	241,667	725,000	1,450,000	—	—	—	—	118,376	31.44	31.44	1,673,837
	5/7/2009	—	—	—	—	—	—	35,743	—	—	31.44	1,123,760
(4)	5/7/2009	1,085,000	1,356,250	2,712,500	—	—	—	—	36,007	34.58	31.44	504,458
James W. Truess(1)(2)(3)	5/7/2009	100,000	300,000	600,000	—	—	—	—	36,649	31.44	31.44	518,217
	5/7/2009	—	—	—	—	—	—	9,542	—	—	31.44	300,000
(4)	5/7/2009	420,000	525,000	1,050,000	—	—	—	—	14,660	34.58	31.44	205,387
Richard C. Zoretic(1)(2)(3)	5/7/2009	100,000	300,000	600,000	—	—	—	—	36,649	31.44	31.44	518,217
	5/7/2009	—	—	—	—	—	—	9,542	—	—	31.44	300,000
(4)	5/7/2009	420,000	525,000	1,050,000	—	—	—	—	14,660	34.58	31.44	205,387
Stanley F. Baldwin(1)(2)(3)	5/7/2009	33,333	100,000	200,000	—	—	—	—	23,822	31.44	31.44	242,639
	5/7/2009	—	—	—	—	—	—	7,156	—	—	31.44	224,985
(4)	5/7/2009	240,000	300,000	600,000	—	—	—	—	7,330	34.58	31.44	68,972
	8/4/2009	—	—	—	—	—	—	—	17,325	24.54	24.54	153,800
	8/4/2009	—	—	—	—	—	—	8,150	—	—	24.54	200,001
Mary T. McCluskey, M.D. (1)(2)(3)	5/7/2009	33,333	100,000	200,000	—	—	—	—	12,827	31.44	31.44	181,374
	5/7/2009	—	—	—	—	—	—	4,373	—	—	31.44	137,487
(4)	5/7/2009	140,000	175,000	350,000	—	—	—	—	2,749	34.58	31.44	38,513

(1)	As more fully described above, as part of the 2012 LTIP Award, each eligible participant was assigned an LTIP Target based upon achievement of individual MJOs during 2009, and each participant was evaluated against those objectives in February 2010. Funding of the first one-third installment of the total potential 2012 LTIP Award was contingent on our attainment of our performance goals in 2009. The Compensation Committee approved funding of 50% of the first one-third installment. Therefore, the amount has been earned and is included in the Bonus column of the Summary Compensation Table and will be paid in 2012 to participants if the participant remains employed with the Company on the date payable (or earlier upon termination of employment by reason of death or following disability). Funding of the remaining two-thirds of the 2012 LTIP Award is at the discretion of the Compensation Committee and is based on our performance in 2010 and 2011 as determined by the Compensation Committee.

(2)	The threshold represents the amount payable if the Company meets its financial and performance goals in the first year of the three-year LTIP Award cycle. The Compensation Committee approved funding of 50% of the first one-third installment. Therefore, this amount has been earned and is included in the Bonus Column of the Summary Compensation Table and will be paid in 2012 to participants if the participant remains employed with the Company on the date payable (or earlier upon termination of employment by reason of death or following disability).

(3)	The target and maximum represents the amount payable if the Compensation Committee approves additional funding for both of the remaining two years of the three-year award cycle.

(4)	Amounts represent awards for MJO Bonuses. The threshold represents the amount payable if the NEO achieves 80% of his or her MJOs and the Company meets its performance goals such that the MJO Bonuses are funded at the 100% level. The target represents the MJO Annual Target set by the Compensation Committee for the NEO and is payable if the NEO attains 100% of his or her MJOs and the Company meets its performance goals. The maximum is payable if the NEO attains 100% of his MJOs and the Company exceeds its performance goals by a specified level. In 2009, the Compensation Committee awarded the NEOs, 50% of the target MJO amount.

(5)	The closing price of our common stock on the date of the grant or, for premium nonqualified stock option grants, 110% of the closing price of our common stock on the date of grant.

Outstanding Equity Awards at Fiscal 2009 Year-End

	Option Awards						Stock Awards
												Equity
												Incentive
												Plan
										Equity		Awards:
			Equity							Incentive		Market
			Incentive							Plan		or Payout
			Plan							Awards:		Value of
			Awards:						Market	Number		Unearned
	Number of	Number of	Number				Number		Value of	of Unearned		Shares,
	Securities	Securities	of Securities				of Shares or		Shares or	Shares,		Units or
	Underlying	Underlying	Underlying				Units of		Units of	Units or Other		Other
	Unexercised	Unexercised	Unexercised	Option			Stock that		Stock that	Rights		Rights
	Options	Options	Unearned	Exercise		Option	Have Not		Have Not	That Have		That Have
	(Exercisable)	(Unexercisable)	Options	Price		Expiration	Vested		Vested	Not Vested		Not Vested
Name	#	#	#	$		Date	#		$	#		$

James G. Carlson	320,000	—	—	15.63		5/13/2013	—		—	—		—
	94,606	—	—	18.54		2/11/2014	—		—	—		—
	140,000	—	—	41.60		2/9/2015	—		—	—		—
	49,099	—	—	22.75		2/14/2013	—		—	—		—
	38,118	12,706	—	32.74	(1)	3/13/2014	—		—	—		—
	9,297	3,099	—	36.01	(2)	3/13/2014	—		—	—		—
	43,605	123,606	—	30.63	(3)	3/12/2015	—		—	—		—
	21,803	21,803	—	33.69	(4)	3/12/2015	—		—	—		—
	29,594	88,782	—	31.44	(5)	5/7/2016	—		—	—		—
	9,001	27,006	—	34.58	(6)	5/7/2016	—		—	—		—
	—	—	—	—		n/a	—		—	5,880	(7)	158,525
	—	—	—	—		n/a	4,953	(8)	133,533	—		—
	—	—	—	—		n/a	8,174	(9)	220,371	—		—
	—	—	—	—		n/a	35,743	(10)	963,631	—		—
James W. Truess	162,500	37,500	—	31.32	(11)	7/5/2013	—		—	—		—
	28,908	9,637	—	32.74	(1)	3/13/2014	—		—	—		—
	8,834	2,945	—	36.01	(2)	3/13/2014	—		—	—		—
	14,535	14,536	—	30.63	(3)	3/12/2015	—		—	—		—
	7,268	7,268	—	33.69	(4)	3/12/2015	—		—	—		—
	—	212,627	—	24.48	(12)	11/7/2015	—		—	—		—
	9,162	27,487	—	31.44	(5)	5/7/2016	—		—	—		—
	3,665	10,995	—	34.58	(6)	5/7/2016	—		—	—		—
	—	—	—	—		n/a	2,500	(13)	67,400	—		—
	—	—	—	—		n/a	3,942	(8)	106,276	—		—
	—	—	—	—		n/a	4,438	(9)	119,648	—		—
	—	—	—	—		n/a	25,531	(14)	688,316	—		—
	—	—	—	—		n/a	9,542	(10)	257,252	—		—
Richard C. Zoretic	100,000	—	—	22.68		9/22/2013	—		—	—		—
	40,000	—	—	18.54		2/11/2014	—		—	—		—
	40,000	—	—	41.60		2/9/2015	—		—	—		—
	39,459	—	—	22.75		2/14/2013	—		—	—		—
	26,685	8,895	—	32.74	(1)	3/13/2014	—		—	—		—
	3,838	1,280	—	36.01	(2)	3/13/2014	—		—	—		—
	13,032	13,032	—	30.63	(3)	3/12/2015	—		—	—		—
	6,516	6,516	—	33.69	(4)	3/12/2015	—		—	—		—
	—	212,627	—	24.48	(12)	11/7/2015	—		—	—		—
	9,162	27,487	—	31.44	(5)	5/7/2016	—		—	—		—
	3,665	10,995	—	34.58	(6)	5/7/2016	—		—	—		—
	—	—	—	—		n/a	3,188	(8)	85,948	—		—
	—	—	—	—		n/a	3,979	(9)	107,274	—		—
	—	—	—	—		n/a	25,531	(14)	688,316	—		—
	—	—	—	—		n/a	9,542	(10)	257,252	—		—
Stanley F. Baldwin(17)	4,400	—	—	13.39		2/10/2013	—		—	—		—
	30,000	—	—	41.60		2/9/2015	—		—	—		—
	27,430	—	—	22.75		2/14/2013	—		—	—		—
	14,146	4,716	—	32.74	(1)	3/13/2014	—		—	—		—
	1,827	610	—	36.01	(2)	3/13/2014	—		—	—		—
	5,012	5,013	—	30.63	(3)	3/12/2015	—		—	—		—
	2,506	2,506	—	33.69	(4)	3/12/2015	—		—	—		—
	5,955	17,867	—	31.44	(5)	5/7/2016	—		—	—		—
	1,832	5,498	—	34.58	(6)	5/7/2016	—		—	—		—
	2,165	15,160	—	24.54	(15)	8/4/2016	—		—	—		—
	—	—	—	—		n/a	1,669	(8)	44,996	—		—
	—	—	—	—		n/a	1,530	(9)	41,249	—		—
	—	—	—	—		n/a	7,156	(10)	192,926	—		—
	—	—	—	—		n/a	8,150	(16)	219,724	—		—
Mary T. McCluskey, M.D.	17,500	17,500	—	34.48	(18)	10/1/2014	—		—	—		—
	1,503	1,504	—	30.63	(3)	3/12/2015	—		—	—		—
	752	752	—	33.69	(4)	3/12/2015	—		—	—		—
	3,206	9,621	—	31.44	(5)	5/7/2016	—		—	—		—
	687	2,062	—	34.58	(6)	5/7/2016	—		—	—		—
	—	—	—	—		n/a	459	(9)	12,375	—		—
	—	—	—	—		n/a	4,373	(10)	117,896	—		—

(1)	Options granted March 13, 2007 and expiring March 13, 2014, with an option price of $32.74, vest at a rate of 6.25% on March 31, 2007 and 6.25% quarterly thereafter. The options will be fully vested on December 31, 2010.

(2)	Options granted March 13, 2007 and expiring March 13, 2014, with an option price of $36.01, vest at a rate of 6.25% on March 31, 2007 and 6.25% quarterly thereafter. The options will be fully vested on December 31, 2010.

(3)	Options granted March 12, 2008 and expiring March 12, 2015, with an option price of $30.63, vest at a rate of 6.25% on March 31, 2008 and 6.25% quarterly thereafter. The options will be fully vested on December 31, 2011. Mr. Carlson’s options were granted in two tranches. The first tranche, totaling 87,211 options, vests at a rate of 6.25% on March 31, 2008 and 6.25% quarterly thereafter. The options will be fully vested on December 31, 2011. The second tranche, totaling 80,000 options, vests at a rate of 50% on March 12, 2010 and 25% on each of the following grant date anniversaries. The options will be fully vested on March 12, 2012.

(4)	Options granted March 12, 2008 and expiring March 12, 2015, with an option price of $33.69, vest at a rate of 6.25% on March 31, 2008 and 6.25% quarterly thereafter. The options will be fully vested on December 31, 2011.

(5)	Options granted May 7, 2009 and expiring May 7, 2016, with an option price of $31.44, vest at a rate of 12.5% on June 30, 2009 and 6.25% quarterly thereafter. The options will be fully vested on December 31, 2012.

(6)	Options granted May 7, 2009 and expiring May 7, 2016, with an option price of $34.58, vest at a rate of 12.5% on June 30, 2009 and 6.25% quarterly thereafter. The options will be fully vested on December 31, 2012.

(7)	Mr. Carlson’s restricted stock awards granted February 14, 2006 vest annually at a rate of 25% per year based on the achievement of certain performance parameters as detailed in Footnote 10 to the audited consolidated financial statements in our Annual Report on Form 10-K filed with the SEC on February 22, 2010.

(8)	Restricted stock awards granted March 13, 2007 vest annually at a rate of 25% and will be fully vested on March 13, 2011.

(9)	Restricted stock awards granted March 12, 2008 vest annually at a rate of 25% and will be fully vested on March 12, 2012.

(10)	Restricted stock awards granted May 7, 2009 vest annually at a rate of 25% and will be fully vested on April 30, 2013.

(11)	Mr. Truess’ options granted July 5, 2006 and expiring July 5, 2013, with an option price of $31.32, vest at a rate of 25% on July 5, 2007 and 6.25% quarterly thereafter and will be fully vested July 5, 2010.

(12)	Options granted November 7, 2008 and expiring November 7, 2015, with an option price of $24.48, vest in full on November 7, 2012.

(13)	Mr. Truess’ restricted stock awards granted November 8, 2006 vest annually at a rate of 25% and will be fully vested on November 8, 2010.

(14)	Restricted stock awards granted November 7, 2008 vest in full on November 7, 2012.

(15)	Mr. Baldwin’s options granted August 4, 2009 and expiring August 4, 2016, with an option price of $24.54, vest at a rate of 6.25% on September 30, 2009 and 6.25% quarterly thereafter. The options will be fully vested on September 30, 2013 unless vesting is accelerated as described in footnote (17) below.

(16)	Mr. Baldwin’s restricted stock awards granted August 4, 2009 vest annually at a rate of 25% and will be fully vested on August 4, 2013.

(17)	In accordance with his Employment and Retirement Agreement, vesting of Mr. Baldwin’s options and restricted stock awards will accelerate upon retirement on December 31, 2010 provided that the obligations under the agreement are met.

(18)	Dr. McCluskey’s options granted October 1, 2007 and expiring October 1, 2014 with an option price of $34.48 vest at a rate of 25% on October 1, 2008 and 6.25% quarterly thereafter. The options will be fully vested on October 1, 2011.

2009 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	#	$	#	$

James G. Carlson	155,394	1,679,242	5,200	127,707
James W. Truess	—	—	5,950	140,249
Richard C. Zoretic	—	—	2,920	72,020
Stanley F. Baldwin	—	—	1,344	33,300
Mary T. McCluskey, M.D.	—	—	153	3,648

Deferred Compensation

We do not maintain a defined benefit pension plan. We do maintain a nonqualified deferred compensation plan that allows certain executives, including our NEOs, to defer, on a tax-deferred basis, receipt of certain salary and bonus payments. We currently maintain two deferred compensation plans, a plan adopted in 2002 (the “2002 Deferred Compensation Plan”) and a plan adopted in 2005 (the “2005 Deferred Compensation Plan”). We adopted the 2005 Deferred Compensation Plan in order to comply with Section 409A of the Code and applicable regulations. As of January 1, 2005, contributions to the 2002 Deferred Compensation Plan were frozen and any contributions subsequent to that date by executives are to be made to the 2005 Deferred Compensation Plan. In the past, Messrs. Carlson and Baldwin have elected to defer compensation under both plans and currently have balances under both plans. The terms of the 2005 Deferred Compensation Plan and 2002 Deferred Compensation Plan are materially similar, except as noted below.

The 2005 Deferred Compensation Plan allows executives to defer up to 50% of their base salary and 100% of their MJO Bonus. An executive may not defer any portion of his or her LTIP Award. The minimum annual deferral is $2,500 and the executive elects the amount of the deferral contribution on an annual basis. This election must be made at least six months prior to the beginning of the applicable year. The amount deferred is indexed to certain approved investment funds. The Company does not match any portion of the executive’s deferral contribution.

Under the terms of the 2005 Deferred Compensation Plan, an executive elects the deferred compensation distribution terms at the time the executive makes the initial election to make a deferral contribution. The minimum deferred distribution period is five years. The executive may elect that distributions be made upon retirement in a lump sum or ratably over a five, ten or fifteen year period. Retirement eligibility is determined by a committee comprised of Company executives that administers the deferred compensation plans. The executive may change his or her distribution election at any time prior to one year preceding the executive’s retirement, but the executive cannot accelerate distribution. In the event that the executive’s employment terminates prior to retirement, the executive’s balance in the plan is distributed in accordance with the terms of the plan, but in no event earlier than six months following the date of termination. A plan participant may request a hardship withdrawal of his or her deferral contributions. This request is granted solely at the discretion of the committee that administers the plan. The 2002 Deferred Compensation Plan allows participants to make an early withdrawal of deferred compensation, subject to a 10% early withdrawal penalty. The 2005 Deferred Compensation Plan does not have this feature.

2009 Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate
	Contributions	Contributions	Earnings	Aggregate	Aggregate Balance
	in Last Fiscal	in Last Fiscal	in Last Fiscal	Withdrawals/	at Last Fiscal
	Year(1)	Year	Year	Distributions	Year End(2)
Name	$	$	$	$	$

James G. Carlson	—	—	284,267	—	1,619,941
James W. Truess	—	—	—	—	—
Richard C. Zoretic	—	—	—	—	—
Stanley F. Baldwin	—	—	58,891	—	245,774
Mary T. McCluskey, M.D.	—	—	—	—	—

(1)	Amounts are salary and/or bonus electively deferred by NEOs are not matched by the Company and are reflected in the appropriate column in the Summary Compensation Table. There were no elective deferrals by our NEOs in 2009.

(2)	Amounts are reflected in the appropriate column in the 2009 Summary Compensation Table, or previous Summary Compensation Tables, as applicable.

Change in Control and Termination Payments

Change in Control

Under our CIC Policy (described on page 38), our NEOs would have been entitled to the amounts set forth in the following table had a change in control and a qualifying termination of employment occurred on December 31, 2009.

Potential Change in Control Awards

	Base	Target		2010	2011	2012
	Salary	Bonus	Interrupted	LTIP	LTIP	LTIP		Accelerated		Total
	times	times	Performance	Award	Award	Award	Accelerated	Vesting of		Change in
	CIC	CIC	Cycle	(Years 1,	(Years 1,	(Years 1,	Vesting of	Restricted	280(g)	Control
	Multiple(1)	Multiple(1)	Bonus(2)	2 & 3)	2 & 3)	2 & 3)	Options(3)	Stock(4)	Gross-Up	Award
Name	$	$	$	$	$	$	$	$	$	$

James G. Carlson	2,325,000	4,068,750	1,356,250	525,000	906,250	725,000	—	1,476,060	3,604,944	14,987,254
James W. Truess	1,050,000	1,050,000	525,000	350,000	375,000	300,000	527,315	1,238,892	1,303,686	6,719,893
Richard C. Zoretic	1,050,000	1,050,000	525,000	350,000	375,000	300,000	527,315	1,138,790	1,398,096	6,714,201
Stanley F. Baldwin	730,000	600,000	300,000	175,000	125,000	100,000	36,687	498,895	—	2,565,582
Mary T. McCluskey, M.D.	650,000	350,000	175,000	150,000	125,000	100,000	—	130,271	—	1,680,271

(1)	The following multiples apply as of December 31, 2009: 3x for Mr. Carlson and 2x for Messrs. Truess, Zoretic and Baldwin and Dr. McCluskey.

(2)	Earned but unpaid MJO Bonus Target for the 2009 performance year as of December 31, 2009.

(3)	Number of unvested options multiplied by the difference between the closing market price of the Company’s stock on December 31, 2009 of $26.96 and the applicable strike price of the option. No value is assigned to options that have a strike price in excess of the closing market price of our common stock at December 31, 2009. The value of the vested but unexercised portion of each option has not been included in these amounts because their receipt is not affected or accelerated by the change in control.

(4)	Number of unvested performance based restricted stock awards multiplied by the closing stock price on December 31, 2009 of $26.96.

Termination of Employment

Payments in the case of involuntary termination of Mr. Carlson’s employment are determined under his Employment Agreement, which is described on page 39 under “Other Executive Agreements and Arrangements.” Under the terms of the Employment Agreement, in the event that the Company terminates Mr. Carlson’s employment without cause (as defined in his employment agreement), including as a result of his death or following his permanent disability (as defined in his employment agreement), or in the event Mr. Carlson terminates his employment for changed circumstances (as defined in his employment agreement), the Company shall provide him with certain termination and severance benefits, including payments totaling two times the sum of his then current annual base salary and Annual MJO Target. With respect to Mr. Carlson’s outstanding equity awards, all vested and unvested awards (options and restricted stock) would be forfeited upon termination of employment for cause and all unvested awards would be forfeited upon voluntary termination or termination without cause. Termination of Mr. Carlson’s employment following a change in control is controlled by our CIC Policy, as discussed on pages 38 and 39.

Payments in the case of involuntary termination of Mr. Baldwin’s employment are determined under his Retirement Agreement, which is described on page 40 under “Other Executive Agreements and Arrangements.” Under the terms of the Retirement Agreement, in the event that the Company terminates Mr. Baldwin’s employment without cause (as defined in the agreement), including as a result of his death or following his disability (as defined in the agreement), the Company shall provide him with certain termination and severance benefits, including all payments due under the Retirement Agreement as set forth in the table “Potential Involuntary Termination Severance Payments for our NEOs” as noted below.

Payments in the case of termination of employment of our NEOs (other than Messrs. Carlson and Baldwin) are determined under our Severance Plan, which is described on page 39.

The table below shows the potential payments payable to our NEOs if his or her respective employment with the Company had terminated on December 31, 2009 (other than a termination of employment in connection with a change in control).

Potential Involuntary Termination Severance Payments for our NEOs

			2010
			LTIP	2011
			Award	LTIP		Total
	Base	MJO	(Years 1	Award	COBRA	Severance
	Salary	Bonus	& 2)	(Year 1)	Subsidy	Payment
Name	$	$	$	$	$	$

James G. Carlson(1)	1,550,000	2,712,500	425,000	422,917	8,788	5,119,205
James W. Truess(3)	525,000	525,000	283,333	175,000	12,145	1,520,478
Richard C. Zoretic(3)	525,000	525,000	283,333	175,000	11,379	1,519,712
Stanley F. Baldwin(2)	730,000	900,000	141,667	58,333	12,129	1,842,129
Mary T. McCluskey, M.D.(3)	325,000	175,000	116,667	58,333	4,414	679,414

(1)	Amounts payable under the terms of Mr. Carlson’s Employment Agreement in the case of termination without cause or upon death or disability. Payments of base salary and MJO Bonus are based on a multiple of target under the terms of the Employment Agreement. In the case of Mr. Carlson’s death, any amounts shall be reduced by all amounts payable to Mr. Carlson’s beneficiaries pursuant to any life insurance policies on his life maintained by the Company. In the case of termination of employment following disability, these amounts shall be reduced by all amounts payable to Mr. Carlson during the first twenty-four months of disability under any disability insurance coverage provided to him by the Company.

(2)	Amounts payable under the terms of Mr. Baldwin’s Retirement Agreement in the case of termination without cause or upon death or disability. Payments of base salary and MJO Bonus are based on all the amounts that could have been earned under the terms of the Retirement Agreement.

(3)	Amounts are payable to Messrs. Truess and Zoretic and Dr. McCluskey under the terms of the Company’s Severance Plan in the case of termination of employment without cause. There are no payments under the Severance Plan in the event of death or disability.

COMPENSATION OF DIRECTORS

Directors who are officers or employees of the Company receive no compensation for service as a member of the Board of Directors. Non-Management Directors receive the compensation described below.

Cash Compensation.  Non-Management Directors receive a quarterly retainer of $8,750, payable in arrears, and an attendance fee of $2,500 for each Board of Directors meeting attended in person and $1,000 for participating by conference call in a Board of Directors meeting. The committee chairpersons receive an additional retainer of $10,000, payable $2,500 per quarter, in arrears. Our Lead Independent Director receives an additional retainer of $10,000, payable $2,500 per quarter in arrears. Non-Management Directors receive an attendance fee of $1,500 for each committee meeting attended in person and $1,000 for participating by conference call in a committee meeting.

Non-Management Directors are also reimbursed for their reasonable expenses incurred in connection with their service.

Equity Compensation.  Non-Management Directors receive an annual equity grant with a value of approximately $170,000, based upon the Black-Scholes-Merton option pricing model, comprised of nonqualified stock options and/or shares of restricted stock. The date of grant of the award is the day of the Annual Meeting of Stockholders and the grant vests in full on April 30th of the following year.

Non-Management Director compensation for 2009 is set forth in the following table.

2009 Compensation of Directors

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
		Stock	Option	Incentive	Deferred
	Fees Earned	Awards	Awards	Plan	Compensation	All Other
	or Paid Cash	(1)(3)	(2)(3)	Compensation	Earnings	Compensation	Total
Name	$	$	$	$	$	$	$

Thomas E. Capps	57,000	169,996	—	—	—	—	226,996
Jeffrey B. Child	72,500	127,489	43,798	—	—	—	243,787
Emerson U. Fullwood(4)	35,264	212,489	128,135	—	—	—	375,888
Kay Coles James	66,511	127,489	43,798	—	—	—	237,798
William J. McBride	81,500	85,014	87,596	—	—	—	254,110
Hala Moddelmog(5)	8,921	85,004	82,172	—	—	—	176,097
Uwe E. Reinhardt, Ph.D.	59,791	85,014	87,596	—	—	—	232,401
Richard D. Shirk	90,500	85,014	87,596	—	—	—	263,110

(1)	Amounts reflected under Stock Awards represent the grant date fair value of restricted stock awards based on the closing market price of our common stock on date of grant.

(2)	Amounts reflected under Option Awards represent the grant date fair value of stock option awards using a Black-Scholes-Merton option pricing model. The assumptions used in this model are detailed in Footnote 10 to the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 and filed with the SEC on February 22, 2010.

(3)	In connection with the equity grants received on May 7, 2009, the Directors were given the option to elect the extent to which the grant would be made in the form of either restricted stock and/or options. All restricted stock awards and option grants vest in full on April 30, 2010. Options expire May 7, 2016. The following details the grants for the Directors listed.

	Stock	Option	Exercise
	Awards	Awards	Price
Name	#	#	$

Thomas E. Capps	5,407	—	—
Jeffrey B. Child	4,055	—	—
	—	3,115	31.44
Kay Coles James	4,055	—	—
	—	3,115	31.44
William J. McBride	2,704	—	—
	—	6,230	31.44
Uwe E. Reinhardt, Ph.D.	2,704	—	—
	—	6,230	31.44
Richard D. Shirk	2,704	—	—
	—	6,230	31.44

(4)	In addition to the grants received on May 7, 2009, Mr. Fullwood received grants in connection with his appointment to the Board of Directors on February 11, 2009. The following details all unvested grants for Mr. Fullwood:

Stock	Option	Exercise
Awards	Awards	Price
#	#	$	Vest Date	Expiration Date

2,994	—	—	February 11, 2010	n/a
4,055	—	—	April 30, 2010	n/a
—	7,202	28.39	February 11, 2010	February 11, 2016
—	3,115	31.44	April 30, 2010	May 7, 2016

(5)	Ms. Moddelmog received grants in connection with her appointment to the Board of Directors on August 5, 2009. The following details all unvested grants for Ms. Moddelmog:

Stock	Option	Exercise
Awards	Awards	Price
#	#	$	Vest Date	Expiration Date

3,642	—	—	August 5, 2010	n/a
—	7,729	23.34	August 5, 2010	August 5, 2016

PROPOSAL #2:

RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Upon the recommendation of our Audit Committee, the Board of Directors has appointed KPMG LLP to serve as our independent registered public accounting firm for 2010. KPMG LLP has served in this capacity since 1994. We are asking our stockholders to ratify the Board of Directors’ appointment of KPMG LLP as our independent registered public accounting firm for 2010. No Director or executive officer of the Company has any substantial interest in the appointment of KPMG LLP as the Company’s independent registered public accounting firm. Although ratification is not required under our Amended and Restated By-Laws or otherwise, the Board of Directors is submitting the selection of KPMG LLP to our stockholders as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may, subject to the approval of the Board of Directors, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our stockholders.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on this proposal is required for ratification of the Board of Directors’ appointment of KPMG LLP as our independent registered public accounting firm. In tabulating the vote, we will count abstentions as having the same effect as voting against the proposal and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote “FOR” such ratification.

Independent Registered Public Accounting Firm’s Fees

The following is a summary of the fees billed to the Company by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements for 2009 and 2008 and for fees billed for other services rendered by KPMG LLP:

Fee Category	Fiscal 2009 Fees	Fiscal 2008 Fees

Audit Fees	$1,497,000	$1,480,000
Audit Related Fees	150,342	172,600
All Other Fees	43,000	48,800

Total Fees	$1,690,342	$1,701,400

Audit Fees

Audit Fees consisted of fees billed for professional services rendered for the audits of the Company’s consolidated financial statements, the audits of the Company’s internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. The aggregate Audit Fees billed for each of the last two fiscal years are set forth in the above table.

Audit Related Fees

Audit Related Fees consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under

“Audit Fees.” These services include accounting research support, employee benefit plan audits and attest services that are required by statute or regulation. The aggregate Audit Related Fees billed for each of the last two fiscal years are set forth in the above table.

All Other Fees

All Other Fees consisted of assistance and consultations related to state examiner reviews, regulatory compliance advisory services, services related to responding to SEC comment letters and services related to a consent in connection with the filing of registration statements. The aggregate All Other Fees billed for each of the last two fiscal years are set forth in the above table.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time May 12, 2010. Have your proxy card in hand when you access the website and follow the instructions to obtain your AMERIGROUP CORPORATION records and to create an electronic voting instruction form. C/O PROXY SERVICES P.O. BOX 9142 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by AMERIGROUP Corporation in FARMINGDALE, NY 11735 mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time May 12, 2010. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR M22717-P93441 YOUR RECORDS DETACH AND RETURN THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. THIS PORTION ONLY AMERIGROUP CORPORATION For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends that you number(s) of the nominee(s) on the line below. vote FOR the following: 1. Election of Directors 0 0 0 Nominees: 01) Kay Coles James 02) Hala Moddelmog 03) Uwe E. Reinhardt, Ph.D. The Board of Directors recommends that you vote FOR the following proposal: For Against Abstain 2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 0 0 0 ending December 31, 2010. NOTE: In their discretion, the proxies are authorized to vote upon such other matters that may properly come before the meeting or any postponement, adjournment or delay thereof. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. M22718-P93441 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 13, 2010 The stockholder(s) hereby appoint(s) James W. Truess and Stanley F. Baldwin, Esq., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of AMERIGROUP Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 A.M. Eastern Time on May 13, 2010 at the Hargroves Conference Center located at the AMERIGROUP National Support Center II, 1330 Amerigroup Way, Virginia Beach, VA 23464, and any adjournment, postponement, or delay thereof. The availability of this proxy is governed by Delaware law. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the Annual Meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY